UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                    Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Mr. Cooper Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2019 PROXY STATEMENT For Annual Meeting of Stockholders Mr. CooperGroupSM

April 11, 2019

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2019 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 16, 2019, at 9:00 a.m., central time, at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063. Please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 15, 2019, if you plan to attend the meeting in person. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

I would like to personally thank you for your continued investment in Mr. Cooper Group. We look forward to welcoming you to our annual meeting. Your vote is important to us - even if you do not plan to attend the meeting in person, we hope that you vote your proxy promptly so your shares are represented.

Sincerely,

Jay Bray
Chairman, President & Chief Executive Officer

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.investorvote/coop.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	IN PERSON Attend the annual meeting in person. Please RSVP at secretary@mrcooper.com.

8950 Cypress Waters Blvd. Coppell, Texas 75019

April 11, 2019

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., central time, Thursday, May 16, 2019

Dallas/Fort Worth Airport Marriott 8440 Freeport Parkway Irving, Texas 75063

(1)  Election of Directors;

(2)  Advisory vote on executive compensation (Say on Pay);

(3)  Advisory vote on the frequency of Say on Pay votes;

(4)  Approval of the 2019 Omnibus Incentive Plan;

(5)  Ratification of Ernst & Young LLP as independent auditors;

(6)  Ratification of a bylaw amendment to designate an exclusive forum for certain legal actions; and

(7)  Any other business that may properly come before the meeting.

Holders of our common stock and our Series A Convertible Preferred Stock at the close of business on March 18, 2019 are entitled to vote at the annual meeting.

Please complete, sign, date and return your proxy card or submit your proxy by following the instructions contained in this Proxy Statement and on your proxy card. Even if you plan on attending in person and voting, you are encouraged to submit your proxy to ensure your vote is counted if you are unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

If you plan to attend the meeting in person, please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 15, 2019.

By order of the Board of Directors,

Elizabeth K. Giddens
Senior Vice President, Deputy General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 16, 2019: This Proxy Statement is available free of charge on the Investors section of our website (investors.mrcoopergroup.com). In addition, you may access the Proxy Statement free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

EXECUTIVE SUMMARY

This proxy statement and the accompanying materials are being made available to Mr. Cooper Group Inc. stockholders beginning on or about April 11, 2019. You should read the entire proxy statement carefully before voting. For additional information about the 2019 Annual Meeting, please see “General Information About the Annual Meeting and Voting” at the end of the proxy statement.

This executive summary highlights many of our accomplishments in 2018, which we view as a transformative year. We completed the Merger with Nationstar Mortgage Holdings Inc. (“Nationstar”) in July 2018 (the “Merger”), completed a 1-for-12 reverse stock split and changed our name to Mr. Cooper Group. With our industry-leading executive team and a new ownership structure brought about through the Merger, we have and will continue to take steps to more closely align our governance and compensation programs with our strategy and with the long-term interests of stockholders. We are in the process of reviewing our compensation program and have committed to making significant revisions.

2019 ANNUAL MEETING INFORMATION

DATE AND TIME	PLACE	RECORD DATE	ADMISSION

9:00 a.m., central time Thursday, May 16, 2019	Dallas/Fort Worth Airport Marriott 8440 Freeport Parkway Irving, Texas 75063	March 18, 2019	Photo identification and proof of ownership as of the record date are required to attend the meeting

MATTERS TO BE VOTED ON AT OUR 2019 ANNUAL MEETING

		Board Recommendation	Page No.
Proposal 1:	Election of Directors	FOR each director	19
Proposal 2:	Advisory Vote on Executive Compensation (Say on Pay)	FOR	50
Proposal 3:	Advisory Vote on the Frequency of Say on Pay	EVERY YEAR	51
Proposal 4:	Approval of the 2019 Omnibus Incentive Plan	FOR	52
Proposal 5:	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2019	FOR	60
Proposal 6:	Ratification of a Bylaw Amendment to Designate an Exclusive Forum for Certain Legal Actions	FOR	62

PERFORMANCE HIGHLIGHTS

Following the financial crisis the servicing market shifted to non-banks as the government agencies and large banks recognized the importance of servicers with specialized expertise in working with customers with financial stress. From a start of $21 billion Unpaid Principal Balance (“UPB”) in 2008, we’ve grown our portfolio to $548 billion, making us the leader among nonbank servicers. Much of this growth reflects the trust of mortgage investors in our capability to work with distressed borrowers. We have returned on average 26% of delinquent loans to performing status, which is more than double the industry average. Additionally, we have built a very efficient operating platform, with direct servicing costs well below our peers. We have also established a true customer-centric culture, which includes rebranding the company as Mr. Cooper. This culture is transforming the experience for both team members and customers, resulting in the highest team member retention and satisfaction rates in our history. Finally, we have built a number of service offerings for our customers through Xome and recapture, creating a competitive advantage. Provided below are 2018 highlights with respect to each of our operating segments on a combined basis1.

SERVICING

●	Boarded approximately $121 billion UPB, including $60 billion subservicing UPB;

●	Improved delinquency rate, measured as loans that are 60 or more days behind in payments, from 3.4% in 2017 to 2.2% in 2018; and

●	Provided approximately 59,800 solutions to our mortgage servicing customers, reflecting our continued commitment to foster and preserve homeownership.

ORIGINATIONS

●	Funded 97,252 loans totaling approximately $21.2 billion, which included $9.7 million related to retaining customers from our servicing portfolio; and

●	Achieved a recapture rate of 25%.

XOME

●	Expanded third-party revenues to 43% driven primarily by our title and close business, as well as through the acquisition of Assurant Mortgage Solutions’ title, valuation and field service business;

●	Sold 10,872 properties and completed 1,072,534 Xome service orders; and

●

Acquired Assurant Mortgage Solutions for approximately $38 million in cash with additional consideration dependent on the achievement of certain future performance targets. The acquisition expands Xome’s footprint and grows its third-party client portfolio across its valuation, title and field services businesses.

1 See “Basis of Presentation” in Management’s Discussion and Analysis of Financial Condition and Results of Operation in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the presentation of results on a combined basis.

COMPENSATION HIGHLIGHTS

We view 2018 as a transformative year for Mr. Cooper Group. Prior to and through the Merger discussions, the Company has been led by mortgage industry veterans with decades of combined tenure at the Company. We have continued to build an outstanding executive team. In the past twelve months alone, we have brought on board a new Chief Executive Officer of Xome, a Chief Business and Product Officer and a new Chief Financial Officer.

With our industry-leading executive team, a reconstituted Compensation Committee, new Compensation Committee chair and a new ownership structure brought about through the Merger, we have and will continue to take steps to more closely align our compensation program with our strategy and with the long-term interests of stockholders.

In connection with the Merger, we are in the process of reviewing our compensation program and have committed to making significant revisions to our executive compensation program. Below are some highlights of steps taken thus far.

●

We have begun and will complete a review of our current compensation program. In 2019, we plan to adopt a new program that closely ties executive compensation to stockholder returns. In developing this program, the Compensation Committee will consider the business risks inherent in the design of the program to ensure it does not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive awards. We will work closely with our compensation advisor and the management team to ensure that the program motivates our team, reduces retention risk and that the costs are reasonable to stockholders.

●

To better align with our peers, in October we revised the salaries of our senior executives to be at a level that reflects those of our peers, the planned increase in equity-based compensation, the size of the Company, the nature of the business strategy and the expectations of the Board.

●

As a result of the Merger, the majority of our senior executives’ existing equity awards vested. Accordingly in November, to incentivize our senior executives, to encourage their long-term commitment and to build stockholder value over the long term, the Compensation Committee approved a retention equity grant for our senior executives, as well as key Senior Vice Presidents and Vice Presidents. For the most senior executives, the equity will vest ratably over the next five years beginning in March 2020. For the other executives the vesting period is three years.

We believe these actions and our commitment to change the compensation program will ensure that our executive team members are compensated for their critical role in building the industry leader in mortgage servicing and driving stockholder value over the years to come.

We took further steps to ensure alignment between our executives and stockholders by adopting minimum levels of equity ownership for our officers and Board members. The ownership guidelines are consistent with industry peers.

To ensure that we have the equity we need to motivate and retain our officers, we are asking stockholders to approve a new employee equity plan. The plan has been updated to include provisions that are considered best practices. Under the terms of the proposed plan, the shares available in the current plans are no longer available for issuance. We anticipate that the shares requested in the proposed plan, 20 million fungible units or 10 million full-value shares, will meet our requirements to appropriately align management and stockholders’ interest for the next four to five years. The proposed upsizing combined with the current shares already awarded will represent approximately 15% of the total shares outstanding. We estimate that this level is at approximately the 50th percentile of our peer group.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

✓  Align our executive pay with performance

✓  Annual “say on pay” advisory vote

✓  Set multiple challenging performance objectives

✓  Stock ownership guidelines for executive officers and directors

✓  Caps on director equity awards and fees

✓  Independent compensation consultant engaged by the Compensation Committee

✓  Annual review and approval of our compensation strategy

✓  Significant portion of executive compensation at risk based on corporate performance

✓  Double trigger equity acceleration default provision upon change of control

✓  Minimum equity award vesting periods

✓  Clawback of equity awards under specified circumstances

X   Executive employment agreements

X   Tax gross-ups for change of control benefits

X   Short sales, hedging, or pledging of stock ownership positions

X   Strict benchmarking of compensation to a specific percentile of our peer group

X   Excessive perquisites

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. After the Merger, we evaluated our corporate governance practices and made significant changes from the practices of Nationstar. We have also moved to diversify our Board through the appointment of Busy Burr, who is standing for election at the 2019 Annual Meeting. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices going forward. Additionally, we value our stockholders’ continued interest and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on a variety of topics, as well as to understand stockholders’ perspectives on our executive compensation program, our decision-making processes, our disclosure and recent trends and events. This outreach program ensures that the Committee and Board consider the issues that matter most to our stockholders so we can address them effectively.

Below are some highlights of our corporate governance practices. Practices in blue are either new practices that were adopted post-Merger or our practices pre-Merger that were different from Nationstar’s.

Unclassified Board	Stockholder Right to Call Special Meetings and Act by Written Consent of Majority

Majority Independent Director Nominees	Year-Round Stockholder Engagement Process

Independent Lead Director	Board Risk Oversight

Majority Voting for Directors with Resignation Policy	Stock Ownership Guidelines for Officers and Directors

Director Attendance at >75% Of Meetings	Executive Succession Planning Process

100% Board Attendance at 2018 Annual Meeting	Anti-Hedging/Pledging Policy

Independent Directors Meet without Management Present	Annual Review of Committee Charters and Governance Guidelines

Annual Say-on-Pay Vote	Annual Board and Committee Evaluations

CEO Evaluation Process	Demonstrated Board Refreshment

Board Continuing Education Program	Office of Diversity and Inclusion

Code of Conduct for Directors, Officers and Employees	Appointed Diverse Director in March

Key Areas Of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our company. In carrying out this responsibility, our Board advises our senior management to help drive success for us and for long-term value creation for our stockholders. Our Board discusses and receives regular updates on a wide variety of matters affecting us. Our Board met 20 times in 2018.

DIRECTOR NOMINEES

Our director nominees are:

Name	Director Since	Committees

Jay Bray	2018	—

Busy Burr	2019	—

Robert Gidel	2018	Compensation (Chair) Audit & Risk Nominating & Corporate Governance

Roy Guthrie	2018	Audit & Risk (Chair) Compensation

Michael Malone	2018	Nominating & Corporate Governance (Chair) Audit & Risk Compensation

Tagar Olson	2015	Compensation

Christopher Harrington	2017	—

Steven Scheiwe	2012	Audit & Risk Nominating & Corporate Governance

Key Qualifications

The following chart sets forth information for each of our director nominees detailing their skills which illustrates the high level of experience and skills each brings to the Board.

Senior Leadership	✓	✓	✓	✓		✓	✓	✓
Financial Services Industry	✓	✓	✓	✓	✓	✓	✓
Accounting and Finance	✓		✓	✓		✓	✓	✓
Risk Management	✓		✓	✓		✓		✓
Technology	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board and Corporate Governance	✓		✓	✓	✓	✓	✓	✓
Government Relations, Regulatory or Legal	✓	✓	✓	✓	✓	✓	✓	✓
Compensation and Human Resources	✓		✓	✓		✓	✓	✓

2019 PROXY STATEMENT

We view 2018 as a transformative year. We completed the Merger with Nationstar, completed a 1-for-12 reverse stock split and changed our name to Mr. Cooper Group. In connection with the Merger, we evaluated many of our governance and compensation practices and made significant changes from the practices of Nationstar. We expect to further develop our governance and compensation practices going forward to better align with the long-term interests of our stockholder.

In this proxy statement, “Mr. Cooper Group,” “Company,” “we,” “us” or “our” refers to Mr. Cooper Group Inc. or to it and one or more of its subsidiaries. This proxy statement contains information on the matters to be presented at our 2019 Annual Meeting of Stockholders to be held on May 16, 2019, to assist you in voting your shares.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up our corporate governance framework:

●	Corporate Governance Guidelines

●	Audit & Risk Committee Charter

●	Compensation Committee Charter

●	Nominating & Corporate Governance Committee Charter

●	Code of Business Conduct and Ethics

●	Code of Ethics for our CEO and Senior Financial Officers

These documents are accessible on our website at www.mrcoopergroup.com by clicking on “Corporate Governance” under the “Investor” tab. You may also obtain a free copy of any of these documents by sending a written request to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of the Code of Ethics requiring disclosure under applicable Securities and Exchange Commission (“SEC”) or National Association of Securities Dealers Automatic Quotations (“NASDAQ”) rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

Board Leadership	Board and Committee Compensation

Size of the Board	Board Self-Evaluation

Board Membership Criteria	Strategic Direction of the Company

Other Public Company Directorships	Board Access to Management

Independence of Directors	Attendance of Management at Board Meetings

Ethics and Code of Conduct	Director Interaction with Outside Constituencies

Conflicts of Interest	Confidentiality

Director’s Change of Job Responsibility	Board Orientation and Continuing Education

Director Retirement Age and Tenure	Director Attendance at Annual Meetings of Stockholders

Director Resignations	Succession Planning

Executive Sessions for Non-Management and Independent Directors	Leadership Development, including Evaluation of the Chief Executive Officer

Board Leadership Structure

We have a strong and active Board composed predominately of independent directors who understand our business and who work closely with our Chairman, President and Chief Executive Officer and other members of senior management. The Board has no fixed policy on whether to have an independent chairman. Currently, Jay Bray, our President & Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that, at this time, this current structure, with a combined Chairman and Chief Executive Officer role and an independent lead director, is in the best interests of the Company and its stockholders. The Board believes the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and execution of our strategic plan, facilitates information flow between management and the Board and enables Mr. Cooper Group to benefit from Mr. Bray’s significant institutional and industry knowledge and experience. This combined role is both supplemented and enhanced by the effective oversight and independence of our Board and the leadership provided by our independent lead director. Our Board has appointed Roy Guthrie to serve as our independent lead director.

The independent lead director has broad responsibility and has authority to:

●	serve as chair during executive sessions of the Board;

●	call meetings of the independent directors when necessary;

●	preside at meetings of the Board when the Chairman is not present;

●	act as liaison between the Chairman, President & Chief Executive Officer and the Board;

●	manage intra-board relationships;

●	set meeting agendas; and

●	if requested by major stockholders, ensure that he is available for consultation and direct communication.

In general, our independent lead director serves as the liaison between our Chairman and our independent directors. He is available to consult with our Chairman about the concerns of the Board and is available to consult with senior management regarding their concerns. Having an independent lead director fosters a Board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. It encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with our Chairman and other Board members, our independent lead director also ensures there is an appropriate balance and focus among key Board responsibilities such as strategy development, review of operations, risk oversight and management succession planning. The Board believes it is important to maintain flexibility with the Board’s leadership structure. The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework to assure effective governance and accountability, taking into consideration the needs of the Board and the Company.

Board’s Role in Risk Oversight

Senior management has the responsibility to develop and implement our strategic plans and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee our strategic plans, the associated risks, and the steps that our Chief Risk and Compliance Officer and senior management are taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of our business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board. In addition to receiving information from its committees, the Board also receives updates directly from Mr. Bray who due to his position as both Chairman of the Board and President and Chief Executive Officer of the Company is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of our operations. Additionally, our Board receives updates from our independent lead director who is also the chairman of the Audit & Risk Committee. As part of its strategic risk management oversight, the full Board conducts a number of reviews throughout the year to ensure that our strategy and risk management is appropriate and prudent, including:

●	A comprehensive annual review of our overall strategic plan with updates throughout the year.

●	Direct discussions with our Chairman, President and CEO in executive sessions held at our Board meetings about the state of the business.

●	Reviews of the strategic plans and results for our business segments, including the risks associated with these strategic plans, at Board meetings during the year.

●

Reviews of other strategic focus areas for the Company, such as innovation, information and cybersecurity, and organizational management. The Board also has overall responsibility for leadership succession for our most senior officers and reviews succession plans on an ongoing basis.

●

Annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management, which identifies on a continual basis current and future potential risks facing the Company, partnering with Internal Audit, on actions to appropriately manage and mitigate those potential risks. In conjunction with our enterprise risk management process, management also analyzes emerging cybersecurity threats as well as our plans and strategies to address them.

The Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board as follows:

Further, the Audit & Risk Committee has engaged certain third-party consultants to review and assess our compliance and risk management structure, programs and practices, including our enterprise-wide compliance risk management system.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Mr. Cooper Group and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with NASDAQ listing standards. Currently, nearly 90% of our Board is independent.

Board, Committee and Annual Meeting Attendance

The Board held 20 meetings during 2018. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he or she served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2018, all of our directors serving at that time attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least twice per year. Our independent lead director presides at each executive session.

Board and Committee Evaluations

Our Board is committed to continuous improvement and recognizes the importance of a robust evaluation process to enhance board performance and effectiveness. Our Nominating & Corporate Governance Committee (the “NCG Committee”) oversees the annual performance evaluation of the Board and ensures that each of the Board’s committees conducts an annual self-evaluation. In general, covered areas include Board alignment, governance, strategy, culture, composition, information, meetings and leadership. In 2018, the Board and its committees concluded that they were operating effectively. In 2019, the NCG Committee has engaged a third-party provider to administer online assessment questionnaires for both the Board and its committees. After completing the questionnaire, the Board and its committees will receive a full report with tailored analyses, summarized assessment results, including areas of concern for discussion, and highlights of effective practices and recommendations for ongoing development.

Communications with the Board

Any Mr. Cooper Group stockholder or other interested party who wishes to communicate with the Board or any of its members, including our independent lead director, may do so by writing to: Board of Directors (or one or more named directors) c/o Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at 866-919-3222 or via The Network, Inc.’s website at www.nationstar.ethicspoint.com. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President & General Counsel, Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the general counsel and other appropriate persons as determined by the Audit & Risk Committee. The general counsel reports to the Audit & Risk Committee on such communications.

Criteria and Procedures for Selection of Director Nominees and Board Diversity

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based upon requirements of applicable laws and NASDAQ listing standards and among other things, the following factors:

Strength of Character	Business Experience and Areas of Expertise	Judgment	Composition of the Board	Principles of Diversity	Time Availability and Dedication	Conflicts of Interest

Although we do not have a formal policy on diversity the NCG Committee appreciates the benefits that diversity, including gender diversity, can bring to a board of directors. Last year, the NCG Committee embarked on a search for female candidates with skills that would complement our Board’s strategic oversight role and engaged an independent director search firm to assist in identifying and recruiting female Board candidates and who subsequently identified and recommended Ms. Burr to the NCG Committee. In early 2019, upon recommendation of the NCG Committee, the Board appointed Ms. Burr to our Board.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the one-year anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders:

●	the name, age, business and residence address and the principal occupation and employment of the nominee;

●	a completed written questionnaire regarding the background and qualification of the nominee;

●	the nominee’s consent to being named in the proxy statement as a nominee and all information that would be required to be disclosed in a proxy statement or other filings about the nominee;

●

a written representation and agreement regarding voting arrangements that have not been disclosed; compliance with applicable laws; intention to serve a full term if elected and that the nominee will provide true, correct and non-misleading information in all material respects; and

●	a description of all monetary arrangements during the past three years and any other material relationships between the nominee and a stockholder.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate. While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would continue to remain subject to the rights of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) as discussed below under the caption “Certain Relationships and Related-Party Transactions—Our Relationship with KKR.”

OTHER GOVERNANCE POLICIES AND PRACTICES

Stockholder Engagement

We believe that effective corporate governance includes regular, active dialogue with analysts, investors in our equity and senior notes, and other market participants, and we take into account their feedback on our executive compensation program as well as the Company’s strategy, financial results and disclosures, and industry and market trends. In connection with the Merger and our transition from controlled company status to a more diversified investor base, we have invested additional resources into our investor relations program, including hiring experienced staff. We are working to further improve our engagement by increasing our participation in investor conferences and non-deal roadshows, revising selected disclosures to increase clarity, and improving the consistency and effectiveness of our communications.

Employee Diversity and Inclusion Initiatives

Our success as a business is directly tied to our ongoing efforts to attract and retain diverse talent and maintain an inclusive and progressive environment where each employee can thrive. Defined broadly, diversity can include any number of characteristics that make us unique including age, disability status, culture, sexual orientation, gender identity, race, color, gender, religion, national origin, parental status, educational background, socioeconomic status, intellectual perspective, organizational level and more. To formalize our values of embracing and leveraging diversity, we created the Office of Diversity and Inclusion to serve as a driver and a resource for our team members. Since its inception, the Office of Diversity and Inclusion has spearheaded numerous programs including a diversity and inclusion campaign and also assisted team members with the formation of several Cooper Resource Teams which are comprised of team members who have similar interests and backgrounds that serve as a resource for their members and the Company by fostering a diverse and inclusive workplace aligned with our mission, values, goals, business practices, and objectives. Embracing and leveraging diversity through an inclusive work environment fosters new ideas, new insights, and constant innovation, which will allow us to keep the dream of homeownership alive. For more information please visit www.mrcooper.com/corporate_responsibility/outreach.

Corporate Responsibility and Sustainability

Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our stockholders, customers and team members. We believe that environmental, social and governance (ESG) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities.

We are committed to our customers and homeownership, so alongside government and non-profit housing organizations, we regularly visit local communities to meet homeowners face-to-face to answer their housing questions, provide free-counseling and education, build and donate properties and organize local assistance programs. Additionally, we encourage our team members to volunteer their time and efforts to support their local communities either as part of a company initiative or on their own with their non-profit organization of choice. All Mr. Cooper Group team members are given time off for volunteer activities – full-time team members are eligible for up to eight hours of pay, and part-time employees are eligible for up to four hours of pay in a calendar year.

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. As part of our green initiatives, we promote environment-friendly solutions within our buildings for team members to access, including a recycling program and a reduction in paper products. For our customers, we offer electronic statements and communications rather than relying on paper.

We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner. For more information please visit www.mrcooper.com/corporate_responsibility/outreach.

BOARD OF DIRECTORS

Prior to the completion of the Merger, our Board consisted of Steve Scheiwe (Chairman), William Gallagher, Diane Glossman, Christopher Harrington, Tagar Olson, Michael Renoff and Michael Willingham. In connection with the Merger, Ms. Glossman and Messrs. Gallagher, Renoff and Willingham resigned from the Board, and Jay Bray, Robert Gidel, Roy Guthrie and Michael Malone joined our Board and in March our Board appointed Ms. Burr to the Board. Our Amended and Restated Certificate of Incorporation provides that the Board consist of not more than 11 directors, or such greater number as may be determined by the Board. As of the date of this proxy statement, the Board consists of eight members who are elected each year at the Annual Meeting of Stockholders to hold office until the next annual meeting. Our current Board is as follows:

Jay Bray	Christopher Harrington
Busy Burr	Michael Malone
Robert Gidel	Tagar Olson
Roy Guthrie	Steven Scheiwe

The Board has determined that each of the directors, other than Mr. Bray, satisfies our independence standards and further that each of them is independent of us and our management within the meaning of NASDAQ’s listing standards.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, and in 2018, we amended our bylaws to provide that directors are elected by a majority of the votes present in person or by proxy entitled to vote.

Committees of the Board

The Board currently has three principal standing committees – Audit & Risk, Compensation and NCG. The Corporate Strategy and Development Committee, whose general purpose was to assist the Board with the identification of potential acquisition candidates and other strategic or business investment opportunities, was disbanded in connection with the Merger. The Board has determined that each member of these committees is “independent,” as defined under NASDAQ’s listing standards and for the purpose of the committees upon which such directors serve.

Nominating & Corporate Governance Committee

Mike Malone, Chair

The members of the NCG Committee are Messrs. Malone, Gidel and Scheiwe. Each member of our NCG Committee is independent, as defined under NASDAQ’s listing standards. The NCG Committee met three times in 2018.

The NCG Committee’s purpose is to:

●	assist the Board in identifying individuals qualified to serve as members of the Board and its committees;

●	develop and recommend to the Board a set of corporate governance guidelines for the Company;

●	oversee the evaluation of the Board and its committees;

●	review, approve or ratify related-party transactions and other matters which may pose conflicts of interest; and

●	otherwise taking a leadership role in shaping our corporate governance.

A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

Audit & Risk Committee

Roy Guthrie, Chair

The members of the Audit & Risk Committee are Messrs. Guthrie, Gidel, Malone and Scheiwe. The Board has determined that (a) each is “independent”; (b) each is financially literate; and (c) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Securities Exchange Act of 1934 (the “Exchange Act”) and NASDAQ. The Audit & Risk Committee met eight times in 2018.

The Audit & Risk Committee’s purpose is to assist the Board in its oversight of:

●	our accounting and financial reporting processes and the audits of our financial statements;

●	the qualifications, independence and performance of our independent registered public accounting firm;

●	our internal audit function, and the performance of our internal accounting and financial controls;

●	risk management, including cyber risks; and

●	our compliance with legal, ethics and regulatory requirements.

A copy of the Audit & Risk Committee’s Charter is available on our website.

Compensation Committee

Robert Gidel, Chair

The members of the Compensation Committee are Messrs. Gidel, Guthrie, Malone and Olson. Each member of our Compensation Committee is independent, as defined under NASDAQ’s listing standards. All directors, except for Mr. Olson, are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met eight times in 2018.

The Compensation Committee’s purpose is to:

●	discharge the Board’s responsibilities relating to the compensation of our Chairman, President and Chief Executive Officer and other executive officers;

●	oversee our compensation policies and programs for our executive officers and directors of the Board;

●	review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC;

●	develop a succession plan for our executive officers; and

●	prepare the Compensation Committee Report as required by the rules of the SEC.

A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

Equity Plan & Incentive Awards Committees

In August 2018, our Compensation Committee formed a subcommittee, the Equity Plan Committee, comprised of its non-employee directors, Messrs. Gidel, Guthrie and Malone. The primary purpose of the Equity Plan Committee is to administer our incentive compensation plan and to grant equity awards thereunder primarily to our Section 16 officers, without limiting the authority of our Compensation Committee. The Compensation Committee has further delegated to the Incentive Awards Committee, which consists of Jay Bray, our Chairman, President & Chief Executive Officer, the authority to make certain awards under our incentive compensation plan to our employees who are not executive officers.

Compensation Advisor

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. Nationstar’s Compensation Committee engaged Pearl Meyer to assist the Compensation Committee with its responsibilities related to developing our executive and Board compensation programs for 2018. After the Merger, in October 2018, the Compensation Committee retained Gressle & McGinley LLC (“Gressle & McGinley”) to serve as the Compensation Committee’s independent compensation advisor. Neither Pearl Meyer nor Gressle & McGinley provides other services to Mr. Cooper Group. Additionally, based on (a) standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (b) the analysis conducted by each of Pearl Meyer and Gressle & McGinley in its independence review, the Compensation Committee concluded that each of Pearl Meyer and Gressle & McGinley is an independent advisor to Mr. Cooper Group and that the work performed by Pearl Meyer and Gressle & McGinley did not raise any conflicts of interest. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2018, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

After the Merger, the Compensation Committee, in consultation with Gressle & McGinley, reviewed the compensation of the Board and compared it to a peer sample that was developed using companies that (a) were identified by management and the Compensation Committee, (b) use us as a “peer” company, and (c) are in the same or similar Standard Industrial Classification (SIC) and Global Industry Classification Standard (GICS) codes. Based on this review, the Compensation Committee noted that our Board and its committees carry a significant workload as seen in the number of meetings held during the year and only five Board members receive director fees, among the lowest in the sample. As a result, our aggregate board fees were comparable to our peer sample. After review, the Compensation Committee recommended to the Board that the director fees continue at the same level as the Nationstar director fees, except that the independent lead director fee should be increased to $85,000 per year beginning in December 2018. The independent director fees are payable in semi-annual installments in arrears, based on the following annual fees:

Cash Retainer	Lead Director	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member

$125,000	$85,000	$85,000	$60,000	$45,000	$35,000	$25,000	$20,000

On May 17, 2018, Messrs. Gidel, Guthrie and Malone were granted restricted stock units from Nationstar with a fair market value of $330,000. Upon the Merger, these awards were converted to restricted stock unit awards for Mr. Cooper Group common stock that continue to vest on each of the first three anniversaries of the grant of the award. This award is intended to cover equity award grants for 2018, 2019 and 2020. On June 29, 2018, Mr. Scheiwe received a restricted stock award of $100,000, which vests in equal installments over a period of three years. In connection with Ms. Burr joining the Board, she will be granted $110,000 of restricted stock units on the date of our annual stockholders meeting which vest the earlier of (a) the first anniversary of the grant date or (b) the date of our next annual stockholders meeting following the grant date. In addition, Ms. Burr will receive an additional grant of $18,500 of restricted stock units for her service in April and May 2019, which will also be granted at our annual stockholders meeting.

The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director. Our proposed 2019 Omnibus Incentive Plan places an aggregate yearly limit of $750,000 for the value of awards that can be granted together with cash fees paid to our non-employee directors.

The following table sets forth certain information regarding the compensation paid in 2018 to our independent directors. Mr. Harrington and Mr. Olson, as employees of KKR, do not receive any compensation for their services on our Board:

Name	Fees earned or paid in cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)

Current Directors: Robert H. Gidel	261,903	330,000(4)	591,903
Roy A. Guthrie	300,871	330,000(4)	630,871
Christopher J. Harrington	—	—	—
Michael D. Malone	286,903	330,000(4)	616,903
Tagar C. Olson	—	—	—
Steven D. Scheiwe(5)	113,750	100,000	213,750

Former Directors: Diane B. Glossman	63,750	100,000	163,750
Michael J. Renoff	60,000	100,000	160,000
Michael L. Willingham	67,500	100,000	167,500

(1)	Represents fees actually paid in 2018.

(2)

In addition to the standard director and committee fees described above, the former Nationstar independent directors received fees related to their service on a special committee of the Nationstar board of directors which was formed to consider certain strategic alternatives, including the Merger. For their service on the special committee (a) Messrs. Gidel and Malone each received payments in the aggregate amount of $56,903, including fees earned in 2017 and paid in 2018, and (b) Mr. Guthrie who served as chair of the special committee received payments in the aggregate amount of $75,871, including fees earned in 2017 and paid in 2018.

(3)

Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods of (a) restricted stock units granted to each of Messrs. Gidel, Guthrie and Malone which represent restricted stock units granted as of May 17, 2018 from Nationstar with a fair market value of $330,000 converted to restricted stock unit awards for Mr. Cooper Group common stock and (b) restricted stock grants to Messrs. Renoff, Scheiwe and Willingham and Ms. Glossman which represent restricted stock granted on June 29, 2018 from Mr. Cooper Group with a fair market value of $100,000. With respect to Messrs. Gidel, Guthrie and Malone, the awards were made under the terms of the Nationstar Second Amended and Restated Incentive Compensation Plan, as amended; with respect to Messrs. Renoff, Scheiwe and Willingham and Ms. Glossman, the awards were made under the terms of the 2012 Long-Term Incentive Plan, as amended (the “Incentive Plan”). Upon the Merger, the awards to Messrs. Renoff and Willingham and Ms. Glossman fully vested. The aggregate number of stock awards outstanding at December 31, 2018 for our directors can be found in the “Security Ownership Of Certain Beneficial Owners And Management” section below.

(4)	This award is intended to cover equity award grants for 2018, 2019 and 2020.

(5)	Includes $25,000 in fees paid to Mr. Scheiwe in connection with his service as a director at WM Mortgage Reinsurance Company, Inc., our subsidiary, which is in wind-down mode.

Fees to independent directors may be made by issuance of Mr. Cooper Group common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

Director Stock Ownership Guidelines

In February 2019, our Board revised our stock ownership guidelines. Under our revised guidelines, non-employee directors are expected to accumulate, within five years of their election to the board, shares of Mr. Cooper Group stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards, and unvested restricted stock units. Our

Board established this particular level of stock ownership for our non-employee directors to have the interests of our non-employee directors to be aligned with the investment interests of our stockholders.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our stockholders will be asked to consider eight nominees for election to our Board to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the nominees for director and biographical information follow. All of the nominees, with the exception of Mr. Bray, have been determined by the Board to be independent under NASDAQ listing standards. Our NCG Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the 2019 Annual Meeting.

In determining whether to nominate our directors for another term, the Board considered the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” as well as each director’s qualifications as discussed below and concluded that each of the directors possess those talents, backgrounds, perspectives, attributes and skills that will enable him or her to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for our director nominees are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a majority of the votes present in person or by proxy entitled to vote, meaning that each director nominee must receive more votes cast “for” than “against” his or her election. If an incumbent director does not receive more votes cast “for” than “against” his or her election, then the director must tender his or her resignation to the Board. In that situation, the NCG Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board would act on the NCG Committee’s recommendation and publicly disclose its decision and rationale behind it.

The Board believes that the each of the director nominees will be able to stand for election.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

Jay Bray	BACKGROUND
Age 52

Mr. Bray has served as the Company’s Chairman of the Board, President and Chief Executive Officer since the Merger in July 2018. Mr. Bray has also served as a director of Nationstar since 2012. He has also served as Nationstar’s President since June 2015 and as Chief Executive Officer since February 2012, prior to which he served as Nationstar’s Executive Vice President & Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the President of Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, as the Executive Chairman of Xome Holdings LLC since September 2015 and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has more than 25 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America.

QUALIFICATIONS

Mr. Bray played a critical role in leading the servicing market shift to non-banks following the financial crisis and led the growth of our portfolio from a start of $21 billion UPB in 2008 to $548 billion today, making us the largest nonbank servicer. Mr. Bray’s in-depth experience and understanding of financial services and Mr. Cooper’s business and operations qualify him to serve as a Mr. Cooper Group director.

Director Since 2018 (Chair)
Committees None

Busy Burr	BACKGROUND
Age 57

Ms. Burr was at Humana, Inc., a for-profit health insurance company, from March 2015 to September 2018, where she served as the Chief Innovation Officer and Vice President of Healthcare Trend. Prior that that, she was Managing Director of Citi Ventures and Global Head of Business Incubation of Citigroup, Inc. from January 2011 to January 2015. Ms. Burr also served as an Entrepreneur-in-Residence at eBay, Inc. from January 2010 to January 2011. Prior to joining eBay, she co-founded and served as Chief Executive Officer of Lucy & Lily (Alterdot) from March 2004 to June 2009. Ms. Burr has held various senior-leadership roles at Credit Suisse Group AG (formerly Credit Suisse First Boston), Homestead Technologies Inc. and Gap Inc., and was an investment banker for Morgan Stanley. She has served on the Board of Directors of Satellite Healthcare Inc., a not-for-profit provider of kidney dialysis and related services, since December 2018 and has previously served as a board observer for three healthcare companies, Omada Health, Inc. Aspire Health, Inc. and Livongo Health, Inc.

QUALIFICATIONS

Ms. Burr’s experience in innovation, marketing, product development and technology, including customer-centric platforms and the financial services industry qualify her to serve as a Mr. Cooper Group director.

Independent Director Since 2019
Committees None

Robert Gidel	BACKGROUND
Age 67

Mr. Gidel served as an independent director of Nationstar from 2012 until the Merger in July 2018. Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly-traded real estate and finance focused operating companies, since 1998. Mr. Gidel has served on multiple private and publicly-held companies’ boards of directors, including American Industrial Properties, Brazos Asset Management, certain registered investment companies of Fortress Investment Group, Global Signal Inc., LNR Property Holdings, Lone Star Funds, Meridian Point Realty Trust VIII, Paragon Group, Inc. and US Restaurant Properties.

QUALIFICATIONS

Mr. Gidel is a National Association of Corporate Directors Board Leadership Fellow, and his extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director since 2018
Committees Audit & Risk Compensation (Chair) NCG

	Current None	Past Five Years Nationstar DDR Corp. (now known as SITE Centers Corp.)

Roy Guthrie	BACKGROUND
Age 66

Mr. Guthrie served as an independent director of Nationstar from 2012 until the Merger in July 2018 and was its independent lead director from 2017 until the Merger. Mr. Guthrie has been the Chairman of the Executive Committee of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, since September 2018, and served as Chief Executive Officer from October 2017 to September 2018. Prior to this Mr. Guthrie was the Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012; he previously served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Mr. Guthrie was President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, serving on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board of directors from 1998 to 2000.

QUALIFICATIONS

Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2018 (Independent Lead Director)
Committees Audit & Risk (Chair) Compensation

	Current OneMain Holdings, Inc. Synchrony Financial	Past Five Years Nationstar Garrison Capital, Inc. Lifelock, Inc.

Christopher Harringtion	BACKGROUND
Age 38

Mr. Harrington has served as a director since June 2017 and is a Member of KKR, a global asset manager working in private equity and fixed income. He joined KKR in 2008 and is a senior member of the firm’s financial services industry team within the Americas Private Equity platform. Mr. Harrington has been involved with KKR’s investments in multiple companies, including Mr. Cooper Group. Mr. Harrington currently serves on the boards of directors of several public and privately-held companies. Previously, Mr. Harrington was with Merrill Lynch & Co. in New York, where he was involved in a variety of acquisitions, divestitures, and other corporate advisory transactions.

QUALIFICATIONS

Mr. Harrington’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2017
Committees None

	Current Focus Financial Partners Inc.	Past Five Years None

Michael Malone	BACKGROUND
Age 65

Mr. Malone served as an independent director of Nationstar from 2012 until the Merger in July 2018. Mr. Malone is the former Managing Director of Fortress Investment Group LLC, a global investment management group, a position he held from February 2008 until February 2012, where he led the Charlotte, North Carolina office and was responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses.

QUALIFICATIONS

Mr. Malone’s extensive experience in financial services and real estate and service on other public companies’ boards qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2018
Committees NCG (Chairman) Audit & Risk Compensation

	Current New Senior Investment Group Walker & Dunlop, Inc.	Past Five Years Nationstar

Tagar Olson	BACKGROUND
Age 41

Mr. Olson has served as a director since May 2015 and is a Member of KKR. He joined KKR in 2002 and currently serves as head of KKR’s financial services and hospitality and leisure industry teams. He serves as a member of (a) the Investment Committee and Portfolio Management Committee within the KKR America’s Private Equity platform and (b) KKR’s Global Investment, Markets and Distribution Committee. Mr. Olson has played a significant role in many of KKR’s other investments in the financial services sector. Mr. Olson currently serves on the boards of directors of a number of public and privately-held companies. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc. He is also a member of the Board of Overseers at NYU Langone Medical Center.

QUALIFICATIONS

Mr. Olson’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger and acquisition candidates qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2015
Committees Compensation

	Current First Data Corporation	Past Five Years Santander Consumer USA

Steven Scheiwe	BACKGROUND
Age 58

Mr. Scheiwe has been President of Ontrac Advisors, Inc., a privately-held company which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since 2001. Mr. Scheiwe has also served on the boards of directors of several public and privately-held companies in the last ten years.

QUALIFICATIONS

Mr. Scheiwe’s high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his legal acumen and his experience serving on audit committees qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Independent Director Since 2012
Committees Audit & Risk NCG

	Current Verso Corporation	Past Five Years Alimco Financial Corporation Hancock Fabrics, Inc. Mississippi Phosphates Corporation Primus Telecommunications Group, Inc.

EXECUTIVE OFFICERS

The following summarizes the business experience of our executive officers (ages are as of the date of the annual meeting) other than Mr. Bray:

Anthony Ebers	BACKGROUND
Age 53

Mr. Ebers has served as the Company’s Executive Vice President & Chief Operating Officer since July 31, 2018. He has held the same position at Nationstar and Nationstar Mortgage LLC since April 2018, prior to which he served as Nationstar’s and Nationstar Mortgage LLC’s Executive Vice President, Originations from July 2015 to April 2018. Prior to joining the Company, Mr. Ebers served as the Division President, Originations for ServiceLink, a Black Knight company and national provider of transaction services to the mortgage and finance industries, from April 2015 to July 2015. From March 2009 to April 2015 Mr. Ebers held various leadership roles at OneWest Bank, most recently serving as EVP, Head of Mortgage Lending and Servicing. Prior to OneWest Bank, Mr. Ebers held various executive leadership roles at IndyMac Bancorp Inc.

INDUSTRY EXPERIENCE

Mr. Ebers has held key leadership positions in mortgage lending, servicing and real estate transaction related services for more than 25 years. Additionally, throughout his career, Mr. Ebers has been a member of the Mortgage Bankers Association (MBA) Servicing Committee and served on multiple industry advisory boards.

Executive Vice President & Chief Operating Officer

Christopher Marshall	BACKGROUND
Age 59

Mr. Marshall has served as the Company’s Vice Chairman since January 2019 and as Chief Financial Officer since March 11, 2019. Prior to joining the Company, he served as Executive Chairman at Tax Guard Inc., which is the leading provider of federal tax payment data to banks and specialty lenders, prior to which he served as Co-Founder and Executive Vice President & Chief Financial Officer at Capital Bank Financial Corp. from October 2009 until its acquisition by First Horizon National Capital Corporation in December 2017. Previously, Mr. Marshall served as Chief Restructuring Officer of GMAC, Inc., now Ally Financial, Inc., from May 2009 to October 2009; as an advisor to The Blackstone Group, L.P. from July 2008 to March 2009; and as Executive Vice President & Chief Financial Officer of Fifth Third Bancorp from 2006 to 2008. Prior to joining Fifth Third Bancorp, Mr. Marshall held several senior executive roles at Bank of America Corporation, including serving as Chief Financial Officer and Chief Operating Officer of the Global Consumer and Small Business Bank and was a member of the management operating committee. He also served in various senior-leadership roles at Honeywell International Inc., AlliedSignal Technical Services Corporation and TRW, Inc.

INDUSTRY EXPERIENCE

Mr. Marshall has held key leadership positions in the banking and finance industry for the past 17 years.

Vice Chairman & Chief Financial Officer

Rayman Mathoda	BACKGROUND
Age 44

Ms. Mathoda has served as Executive Vice President & Chief Executive Officer of the Company’s indirect wholly-owned subsidiary Xome Holdings LLC since August 2018. Prior to joining the Company, she served as Co-Chief Executive Officer and a member of the Board of Directors at Genesis Capital LLC, one of the nation’s leading specialty finance companies focused on commercial loans in residential real estate markets, from December 2014 until its acquisition by an affiliate of Goldman Sachs in January 2018. Previously, Ms. Mathoda was Chairwoman of Global Property Exchange and its wholly owned subsidiary Hudson & Marshall, an online real estate auction platform, from 2015 until it was sold to Fidelity National Financial in May 2017. In the past 15 years, prior to Global Property Exchange, Ms. Mathoda held transformation-focused President or C-level roles at several key financial services and housing sector firms including ALAW, Oversite Data Services and Indymac Bank. Prior to joining the financial services/ housing sectors, Ms. Mathoda was co-leader of the west coast healthcare practice at McKinsey & Company. Ms. Mathoda is also a partner at Emerge Ventures, a Singapore-based venture firm, which invests in data and technology platforms with a primary focus on the global genomics and life sciences industry.

INDUSTRY EXPERIENCE

Ms. Mathoda has over 15 years of experience in the financial services and housing industries.

Executive Vice President & Chief Executive Officer – Xome

Michael Rawls	BACKGROUND
Age 49

Mr. Rawls has served as the Company’s Executive Vice President, Servicing since July 31, 2018. He has held the same position at Nationstar and Nationstar Mortgage LLC since June 2015. Prior to this he served as Nationstar’s President of Champion Mortgage from 2014 to June 2015; as its Executive Vice President, Default from 2013 to 2014; and as its Senior Vice President, Loss Mitigation from 2008 to 2013. In addition, Mr. Rawls has held other key positions since joining Nationstar in 2000.

INDUSTRY EXPERIENCE

Mr. Rawls has over 20 years of expertise in mortgage operations, with a concentration in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.

Executive Vice President Servicing

Anthony Villani	BACKGROUND
Age 62

Mr. Villani has served as the Company’s Executive Vice President and General Counsel since July 2018. Since 2012, he held the same position at Nationstar and Nationstar Mortgage LLC, which he joined in October 2011 as an Executive Vice President. Prior to joining Nationstar, Mr. Villani was Vice President and Associate General Counsel of Goldman, Sachs & Co. where he served as the managing attorney for Litton Loan Servicing LP, a Goldman Sachs company, from June 2008 until September 2011.

INDUSTRY EXPERIENCE

Mr. Villani has over 30 years of experience serving as in-house counsel in the banking and mortgage industries.

Executive Vice President & General Counsel

COMPENSATION DISCUSSION AND ANALYSIS1

Executive Summary

We view 2018 as a transformative year for Mr. Cooper Group. Operating performance has been strong as highlighted at the outset of this proxy. At the same time, the Merger with Nationstar provides an opportunity for the Board and management to bring clarity to our strategic intent and focus to our execution.

Prior to and through the Merger discussions, the Company has been led by mortgage industry veterans with decades of combined tenure at the Company, and we have continued to build an outstanding executive team. In the past twelve months alone, we have brought on board a new Chief Executive Officer of Xome, a Chief Business and Product Officer and a new Chief Financial Officer.

With our industry-leading executive team, a reconstituted Compensation Committee, new Compensation Committee chair and a new ownership structure brought about through the Merger, we have and will continue to take steps to more closely align our compensation program with our strategy and with the long-term interests of stockholders.

Since its initial public offering Nationstar had a stakeholder who owned approximately 70% its outstanding equity. Under the leadership of this stakeholder, the compensation program was heavily weighted toward an annual cash bonus award tied to financial and operating metrics. This program served us well in a time when it was critical that we meet annual financial objectives, as well as, compliance and customer needs. At the same time, equity compensation was low compared to our peers.

With the completion of the Merger in July of last year, our stockholders are more diverse (our largest stockholder owns approximately 17% of the equity). Now it is critical that we craft and execute a strategy that creates stockholder value at a challenging time for our industry. It is our objective that our compensation program complement our strategic intent.

In connection with the Merger, we are in the process of reviewing our compensation program and have committed to making significant revisions to our executive compensation program. Below are some highlights of steps taken thus far.

●

We have begun and will complete a review of our current compensation program. In 2019, we plan to adopt a new program that closely ties executive compensation to stockholder returns. In developing this program, the Compensation Committee will consider the business risks inherent in the design of the program to ensure it does not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive awards. We will work closely with our compensation advisor and the management team to ensure that the program motivates our team, reduces retention risk and that the costs are reasonable to stockholders.

●

To better align with our peers, in October we revised the salaries of our senior executives to be at a level that reflects those of our peers, the planned increase in equity-based compensation, the size of the Company, the nature of the business strategy and the expectations of the Board.

●

As a result of the Merger, the majority of our senior executives’ existing equity awards vested. Accordingly in November, to incentivize our senior executives, to encourage their long-term commitment and to build stockholder value over the long term, the Compensation Committee approved a retention equity grant for our senior executives, as well as key Senior Vice Presidents and Vice Presidents. For the most senior executives, the

1 Since we had limited operations prior to the Merger and acquired Nationstar at the end of July 2018, the Compensation Committee analyzed the compensation of our executive officers and decided to continue Nationstar’s compensation program post-Merger for the remainder of 2018. Accordingly, as it relates to 2018 compensation decisions, this Compensation Discussion and Analysis primarily focuses on the Nationstar compensation program as continued by Mr. Cooper Group.

equity will vest ratably over the next five years beginning in March 2020. For the other executives the vesting period is three years.

We believe these actions and our commitment to change the compensation program will ensure that our executive team is compensated for their critical role in building the industry leader in mortgage servicing and driving stockholder value over the years to come.

We took further steps to ensure alignment between our executives and stockholders by adopting minimum levels of equity ownership for our officers and Board members. The ownership guidelines are consistent with industry peers.

To ensure that we have the equity we need to compensate, motivate and retain our officers, we are asking stockholders to approve a new employee equity plan. The plan has been updated to include provisions that are considered best practices. Under the terms of the proposed plan, the shares available in the current plans are no longer available for issuance. We anticipate that the shares requested in the proposed plan, 20 million fungible units or 10 million full-value shares, will meet our requirements to appropriately align management and stockholders’ interest for the next four to five years. The proposed upsizing combined with the current shares already awarded will represent approximately 15% of the total shares outstanding. We estimate that this level is at approximately the 50th percentile of our peer group.

On an important and related matter, we have moved to diversify our Board through the appointment of Busy Burr. She will stand for election along with all other Board members at our annual meeting this May.

We proactively meet with our largest stockholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Based on these discussions, we believe that these investors understand we are in the process of revising our executive compensation program and have a favorable view of how we intend to align compensation and performance through the use of performance-based and time-based equity.

Consideration of Say on Pay Results

At our 2018 Annual Meeting of Stockholders approximately 98% of the votes cast were in favor of our executive officers’ compensation (“Say on Pay”). Our 2018 compensation program for the second half of 2018 is primarily focused on the Nationstar compensation program. Nationstar did not hold a Say on Pay vote in 2018 because it held triennial Say on Pay votes. However, at Nationstar’s last Say on Pay vote approximately 92% of the votes cast were in favor of Nationstar’s named executive officers compensation, and given the results of that vote, Nationstar’s Compensation Committee did not make any significant changes to the compensation of the Nationstar executive officers when designing the program for 2018 or after the Merger.

This year, we are providing stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, and have recommended a vote for one year. Say on Pay votes allow stockholders to provide the Compensation Committee with measurable feedback on our compensation program, and we will always consider the input of our stockholders. Additionally, we are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program, and we plan to continue this dialogue in 2019. Stockholders are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement.

Executive Compensation Philosophy & Objective

Our primary executive compensation philosophy is to attract, motivate and retain the most talented and dedicated executives and to align their annual and long-term incentives with Company performance while enhancing stockholder value. To achieve these goals, we seek to maintain compensation programs that:

Align compensation with Company and business unit goals to enhance ownership and accountability	Provide a competitive pay opportunity that is commensurate with performance

Drive continued achievement of Company, business unit and individual goals in the short-and long-term	Deliver a compensation mix of fixed and at-risk compensation

True to our philosophy, 96% of our President, Chairman and CEO’s 2018 compensation is tied to Company and individual performance. On average 87% of our named executive officers’ compensation is also tied to the Company’s and their individual performance.

COMPENSATION MIX

Process for Setting Executive Officer Compensation

Role of Compensation Committee

The Compensation Committee administers our compensation plans, programs and policies relating to our named executive officers. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. It also conducts an annual evaluation of our Chairman, President and Chief Executive Officer’s performance. As part of this compensation setting process, the Compensation Committee, with assistance from its compensation advisor, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our comparator group.

Role of Named Executive Officers

Other than the Chairman, President and Chief Executive Officer and the Chief Financial Officer, our named executive officers do not, either individually or as a group, play a direct role in determining executive compensation. The Chairman, President and Chief Executive Officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and, together with the Chief Financial Officer, offers for consideration recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers.

Role of Compensation Advisor

The Compensation Committee has the authority under its charter, in its sole discretion, to engage the services of a compensation advisor or other advisors to assist the Compensation Committee in the performance of its duties. Nationstar’s Compensation Committee retained Pearl Meyer to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation for the majority of 2018. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee on matters relating to the compensation of our executive officers and directors, including compensation related to the Merger.

During 2018, the Compensation Committee requested that our compensation advisor:

●	Review our comparator group;

●	Conduct an analysis of compensation for our executive officers and directors;

●	Assess how compensation aligned with our philosophy and objectives;

●	Assist the Compensation Committee in the review of incentive plan design and related benefit programs; and

●	Provide the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

The Compensation Committee annually reviews and establishes the scope of the engagement of the compensation advisor, which is reflected in an engagement letter between the compensation advisor and the Compensation Committee.

After the Merger, commencing October 1, 2018, the Compensation Committee retained Gressle & McGinley LLC (“Gressle & McGinley”) to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation.

Compensation Peer Group

The Compensation Committee with assistance from our compensation advisor annually assesses market conditions through a review of compensation from a group of comparator companies (the “Comparator Group”). In the second half of 2017, Nationstar’s Compensation Committee reviewed the composition of the Comparator Group to be used to calibrate our executive compensation program at the beginning of 2018 and did not make any changes from the previous year. In October 2018, PHH Corporation was removed from the group due to its acquisition by Ocwen Financial Corporation. In November 2018, the Compensation Committee adopted a revised Comparator Group. The revised peer sample includes 17 companies that the Compensation Committee has selected for purposes of benchmarking executive pay and comparing compensation practices. Of the 17 companies in the peer sample, six companies were used in the 2018 peer sample. The Compensation Committee also uses additional peer benchmarking for certain compensation decisions, including the salary adjustments for certain executive officers described below. The Compensation Committee used findings from the compensation review to assess our named executive officers’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target any particular range of pay relative to pay of the Comparator Group.

Peer Group
Company Name	Ticker	Pre-Merger	Revised 2018
Arbor Realty Trust	ABR		☑

Black Knight, Inc.	BKI		☑

Chimera Investment	CIM		☑

Ellie Mae	ELLI		☑

Ladder Capital Corp	LADR		☑

LendingClub Corporation	LC		☑

LendingTree	TREE		☑

MFA Financial	MFA		☑

OneMain Holdings, Inc.	OMF		☑

Radian Group	RDN		☑

Walker & Dunlop	WD		☑

Altisource Portfolio Solutions S.A.	ASPS	☑	☑

CoreLogic	CLGX	☑	☑

PennyMac Combined Entities	PFSI	☑	☑

Redwood Trust Inc.	RWT	☑	☑

Ocwen	OCN	☑	☑

Zillow Group	Z	☑	☑

Capital One Financial	COF	☑

CIT Group	CIT	☑

Comerica	CMA	☑

Ditech Holdings Corp.	DHCP	☑

Equifax Inc.	EFX	☑

Equinix Inc.	EQIX	☑

Expedia Inc.	EXPE	☑

Fidelity National Information Services Inc.	FIS	☑

First Republic Bank	FRC	☑

Huntington Bancshares	HBAN	☑

Realogy Holdings Corp.	RLGY	☑

Trip Advisor, Inc.	TRIP	☑

Elements of Compensation

The total compensation of our named executive officers in 2018 consisted of three principal elements:

●	Base salary;

●	Annual cash incentives; and

●	Long-term incentive awards.

The goal of the Compensation Committee is to set overall compensation at an appropriate level to be able to attract and retain top talent. In this regard, the Compensation Committee considers which different compensation elements are at-risk in setting the levels for each other element. For example, a named executive officer’s base salary is considered when determining the amount of any cash bonus or equity award. The relationship among the elements, however, is not strictly formulaic due to the need to evaluate the likelihood that the at-risk components of compensation will actually be paid at any particular level. The overall compensation packages of each of our named executive officers are variable from year to year and are based on their respective experience and individual performance, current market conditions, business trends and overall Company performance.

Base Salary

Base salaries are set depending on the scope of each named executive officer’s respective responsibilities and what is necessary to recruit and retain skilled executives. Base salaries are reviewed annually in accordance with our named executive officer’s annual performance evaluation and may be modified from time to time in view of our named executive officer’s individual responsibilities, individual and company performance, and experience. Periodic base salary adjustments are intended to reward individual performance and are also intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities. Base salaries are intended to complement the performance-oriented components (non-equity annual incentive and long-term incentive awards) of our compensation program by assuring that our named executive officers will receive an appropriate minimum level of compensation. In general, base salary is the smallest component of the overall compensation package, representing approximately 20% of total direct compensation.

In determining base salary for our named executive officers for 2018 from Nationstar, Nationstar’s Compensation Committee considered our pay-for-performance culture, our philosophy to have low fixed and high performance-based compensation, and the performance of the given named executive officer. At the beginning of 2018, Nationstar’s Compensation Committee decided that none of the named executive officers would receive a base salary increase in 2018. However, as a result of the Merger, the Compensation Committee reviewed the base salaries of the Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and requested that Gressle & McGinley analyze a potential increase for these officers. Based on compensation survey data and a peer group analysis, Gressle & McGinley determined that the proposed increases in base salaries for these officers were at market level. As a result, the Compensation Committee approved increases in base salary for Messrs. Bray, Patel and Ebers to reflect their continued role in building and managing the largest non-bank mortgage servicer in the country. The increases which were effective on the date of the Merger and are reflected below. The following table sets forth information regarding our named executive officers’ annual base salaries for 2018.

Name	Post-Merger 2018 Base Salary	Pre-Merger 2018 Base Salary	2017 Base Salary	Change from 2017 to 2018 Post-Merger

Jay Bray	$1,000,000	$450,000	$450,000	$550,000

Amar Patel	$600,000	$375,000	$375,000	$225,000

Anthony Ebers	$750,000	$450,000	$450,000	$300,000

Michael Rawls	$400,000	$400,000	$400,000	—

Anthony Villani	$375,000	$375,000	$375,000	—

Annual Incentive Bonus Opportunities

In 2018, our named executive officers participated in our Executive Management Incentive Plan (“EMIP”). The annual bonus opportunity for each named executive officer under the EMIP is linked to achieving challenging financial and strategic objectives of the Company. Individual performance and its impact on financial, strategic, business unit or individual objectives may also be considered.

EMIP Overview

The EMIP is entered into pursuant to the provisions of the Company’s Incentive Plan and is an annual bonus program for our executive officers. The EMIP is designed to motivate and reward achievement of the Company’s business goals and to attract and retain highly talented individuals. Generally, bonuses under this plan are performance-based and are paid only to the extent that the performance goals are achieved. Under the EMIP, the Compensation Committee approves the amount of the annual bonus paid to each named executive officer based on application of any objective or subjective criteria that the Compensation Committee may select at any time prior to payment of the annual bonuses, including the corporate goals discussed below. The Compensation Committee may adjust awards in a non-uniform manner among the participants.

2018 Corporate Goals

The Compensation Committee reviews the achievement of corporate goals by each named executive officer, which were established at the beginning of the year by the Compensation Committee. Following year end, the named executive officers are rated on the results for each corporate goal on a scale of one to five. The rating is multiplied by the weight of each corporate goal to obtain a weighted score, with five being the highest possible score. The weighted score is converted into a percentage, which is multiplied by the named executive officer’s bonus opportunity (set in terms of a percentage of base salary) and base salary to result in an annual bonus amount. For 2018, in developing the corporate goals and their weightings the Compensation Committee and management considered the importance of shared goals for all the named executive officers, and analyzed the relative importance of each goal to the Company’s business strategy and the anticipated difficulty of achieving the goals in the aggregate.

The 2018 corporate goals included goals related to:

1.  Financial performance, including company and segment adjusted EBT and core functional expenses, and

2.  Strategic objectives for employee engagement, customer and compliance initiatives.

At the end of 2018, the Compensation Committee reviewed actual performance against the corporate goals, and the respective weightings for each goal, for each named executive officer. The achievement of the corporate goals was, on average, 3 on a scale of 1 to 5, with 5 being the highest. The following table shows the 2018 corporate goals, their relative weighting for each named executive officer and levels of achievement:

Financial Targets (60%)

Executive	Adjusted EBT	Servicing Profitability (bps)	Originations Adjusted EBT	Xome Adjusted EBT	Core Functional Expenses – Finance	Core Functional Expenses – Legal

Weighting:

Jay Bray	60%

Amar Patel	40%				20%

Anthony Ebers	30%		20%	10%

Michael Rawls	30%	30%

Anthony Villani	40%					20%

Performance:

Target	$310M	6.0 bps	$140M	$60M	$(57.6M)	$(14.8M)

Results	$279M	6.4 bps	$107M	$46M	$(56.10M)	$(15.8M)

Rating (1-5):	2	4	1	1	3.5	3.5

Strategic Initiatives (40%)

Executive	Employee Engagement	Customer	Compliance

Weighting:

Jay Bray	10%	15%	15%

Amar Patel	10%	15%	15%

Anthony Ebers	10%	15%	15%

Michael Rawls	10%	15%	15%

Anthony Villani	10%	15%	15%

Performance:

Target	See below	See below	See below

Results	Exceeded Target	Exceeded Target	Exceeded Target

Rating (1-5):	4.4	4.6	5

For the financial targets:

Adjusted EBT is a non-GAAP measure that begins with the GAAP pre-tax income of the total Company and excludes non-GAAP adjustment items and any changes in fair value. Servicing Profitability (Adjusted EBT bps) begins with GAAP pre-tax income for the segment and excludes non-GAAP adjustment items and any changes in fair value, and bps is calculated as adjusted EBT/Total average UPB X 10000. Originations adjusted EBT begins with GAAP pre-tax income for the segment and excludes any non-GAAP adjustment items.

Core Functional Expenses is a non-GAAP measure that begins with pre-allocation corporate functional expenses and excludes any non-GAAP adjustment items.

For the strategic initiatives:

Employee Engagement (a) 70% weighting on establishing an action plan focusing on identified focus areas, with a target of establishing an action plan and showing demonstrated results in a single focus area (actual results were that action plans were established and demonstrated results were achieved in all areas of focus) and (b) 30% weighting on annual voluntary turnover rate with a target of 16.6-18.8% turnover rate (actual results were a 16.8% turnover rate).

Customer (a) 50% weighting was given to reducing our customer complaint rate with a target complaint rate of 0.30 to 0.31 per 1,000 loans serviced (actual results were a complaint rate of 0.20 per 1,000 loans) and (b) 50% weighting was given to JD Power Survey results with (i) 25% of the weighting given for improving our annual ratings in our originations and servicing segments with a target of third most improved score (actual results were Originations: most improved score and Servicing: same as last year) and (ii) 75% of the weighting for achieving a quarterly ratings’ goal for our originations and servicing segments with a target of 2 out of 4 (actual results were Originations: 4 out of 4 and Servicing: 3 out of 4).

Compliance (a) 70% weighting was given to federal and state regulatory compliance examination issue resolution with the target of no repeat federal and state regulator compliance findings and issue resolution at a 85% or greater validation rate by internal audit (actual results were no repeat findings and 100% validation rate) and (b) 30% weighting was given to internal audit ratings with a target of no repeat findings and internal audit identified issues resolved at 85% or greater validation rate (actual results were no repeat findings and 94% validation rate).

Approved EMIP Payouts

In determining the amount payable to each named executive officer, the Compensation Committee may, in its sole discretion, adjust the amount of any bonus otherwise payable to any participant based on a participant’s individual performance or any other objective or subjective factor that the Compensation Committee deems relevant. Following the completion of 2018, our Chairman, President and Chief Executive Officer considered achievement under the 2018 corporate goals, the Company’s overall performance, including stock performance, the Merger, and the individual performance of each participant and recommended to the Compensation Committee bonus amounts for each named executive officer, with certain officer’s receiving a higher recommended amount than their calculated bonus due to their exceptional performance in connection with the Merger. After consideration of the Company’s pay-for-performance culture, the Chairman, President and Chief Executive Officer’s recommendation and discussion regarding the Chairman, President and Chief Executive Officer’s and the Chief Financial Officer’s performance in connection with the Merger, the Compensation Committee approved the bonus amounts as recommended.

The following table shows for each named executive officer: (a) the calculated bonus based on the achievement of the corporate goals and (b) the final 2018 bonus amount approved by the Compensation Committee and paid to the named executive officer.

Executive	Calculated Bonus ($)	Approved Bonus ($)

Jay Bray	4,140,000	4,250,000

Amar Patel	900,000	1,050,000

Anthony Ebers	1,500,000	1,500,000

Michael Rawls	1,050,000	1,050,000

Anthony Villani	720,000	720,000

Long-Term Incentive Awards

Incentive Plan

The Incentive Plan enables us to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances our ability to attract, retain and reward these individuals, while strengthening the mutuality of interests between those individuals and our stockholders. Time-based awards of restricted stock units are granted to retain key talent and establish a common interest of the key executives with our stockholders through stock ownership. Each restricted stock unit is equivalent in value to one share of our common stock and generally vests in one-third installments on each of the first three anniversaries of the award, provided the participant remains continuously employed with us during that time. In addition, upon death, disability or a change in control of the Company, the unvested restricted stock units will vest. We believe that the time-based vesting requirements provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of our common stock on the vesting date, and accordingly time-based equity awards effectively align the interests of the participants with our stockholders. It is expected that time-based equity awards will continue to play a significant part of our compensation programs for named executive officers.

Annual Equity Awards

The Board, upon the recommendation of our Compensation Committee, grants equity awards to our executive officers at its regularly-scheduled meeting during the first quarter of each year, which is scheduled more than a year in advance. The grant date of these awards is the first business day of the following month. In February 2018, upon recommendation of Nationstar’s Compensation Committee, Nationstar’s Board approved awards of restricted stock units as follows:

Executive	Monetary Value of RSUs ($)
Jay Bray	1,000,000

Amar Patel	500,000

Anthony Ebers	500,000

Michael Rawls	500,000

Anthony Villani	375,000

These awards were granted on March 1, 2018 and were converted to restricted stock units for Mr. Cooper Group common stock that continue to vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date of the awards.

Retention Equity Awards

As a result of the change in control following the Merger, the majority of our executive officers’ existing equity awards vested. To incentivize these executives, encourage their long-term commitment and to build stockholder value over the long term, the Compensation Committee, in consultation with Gressle & McGinley, conducted a market analysis of retention equity awards granted to similarly-situated executives. In particular, the Compensation Committee considered the critical role Mr. Bray played in leading the servicing market shift to non-banks following the financial crisis and how he led the growth of our portfolio from a start of $21 billion UPB in 2008 to $548 billion today, making us the largest nonbank servicer. In November 2018, upon recommendation of the Compensation Committee, our Board approved awards of restricted stock units as follows:

Executive	Monetary Value of RSUs ($)
Jay Bray	17,500,000

Amar Patel	1,000,000

Anthony Ebers	8,000,000

Michael Rawls	998,790

Anthony Villani	249,089

These awards were granted on December 1, 2018 and vest in 5 equal installments beginning on March 1, 2020, except for Messrs. Rawls and Villani whose awards vest over three years beginning on March 1, 2020.

Stock Ownership Guidelines

In 2019, the Compensation Committee adopted stock ownership guidelines for our executive officers. Under these guidelines, each named executive officer must own common shares of Mr. Cooper Group common stock with an aggregate market value of no less than the applicable multiple of the officer’s annual base salary for the immediately preceding year as follows:

Multiple of Annual Salary

Chief Executive Officer	5x

Chief Financial Officer	3x

Chief Operating Officer	3x

All Other Executive Officers	2x

Our Board established these particular levels of stock ownership for our executive officers because we want to have the interests of our executive officers aligned with the investment interests of our shareholders. The minimum share ownership requirement must be satisfied by no later than the fifth anniversary of March 1, 2019 or the date an officer receives his or her first grant as an executive officer.

Hedging and Pledging Policy

Our directors and executive officers are prohibited from (a) engaging in certain hedging transactions involving the Company’s stock, and (b) pledging Company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the Company and our stockholders. Currently, all named executive officers and directors are in compliance with the Company’s policy.

Risk Considerations

In developing and reviewing the Company’s executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage our named executive officers to take unreasonable risks relating to the business. Our named executive officers’ ownership interest in the Company aligns their interests with our long-term performance and discourages excessive risk taking. The Compensation Committee does not believe our compensation programs are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from taxable income in any given year with respect to the Chief Executive Officer and certain other of our most highly compensated executive officers. Historically, this deduction limitation did not apply to certain “performance based” compensation, and the Compensation Committee considered whether particular payments and awards to our named executive officers were deductible for federal income tax purposes, along with such other factors as was relevant in the circumstances, in establishing executive compensation programs. As a result of The Tax Cuts and Jobs Act, compensation paid to our named executive officers (including our Chief Financial Officer), which includes the payments described in the Approved EMIP Payouts section above, will be subject to the limitations on deductibility under Section 162(m), and we no longer deduct performance based compensation to our named executive officers who receive annual compensation in excess of $1,000,000. However, we intend to continue to grant performance-based awards.

Other Compensation Components

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2018, these perquisites primarily related to contributions to a named executive officer’s 401(k) plan account.

Employment Agreements & Offer Letters

We have not entered into employment agreements with our named executive officers. We have, however, entered into offer letters with certain of our named executive officers upon their hire or promotion. In 2018, the following offer letters were in effect.

Mr. Ebers. In connection with Mr. Ebers joining Nationstar, Mr. Ebers received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Ebers’ employment by us without cause, he will receive severance benefits of (a) 12 months base salary plus a pro rata portion of his target bonus amount and (b) continuation of medical benefits for up to 12 months. Mr. Ebers is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Rawls. In connection with Mr. Rawls assuming the position of Executive Vice President, Servicing, Mr. Rawls received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Rawls’ employment by us without cause, he will receive severance benefits of (a) 12 months base salary plus a pro rata portion of his target bonus amount and (b) continuation of medical benefits for up to 12 months. Mr. Rawls is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Severance Pay Agreements

On February 12, 2018, in connection with the Merger, Nationstar entered into Severance Pay Agreements with our named executive officers from Nationstar. These agreements provide for certain payments and benefits upon a termination of the executive’s employment without Cause or by the executive for Good Reason (as both capitalized terms are defined therein) that occurs within 12 months following the effective time of a change in control, subject to the execution of a release of claims and compliance with restrictive covenants. These payments and benefits include (a) cash severance equal to the sum of (i) 12 months base salary (18 months, in the case of Mr. Bray) plus (ii) 100% of the executive’s annual bonus for the prior year, paid in installments over the 12 months following termination and (b) continuation of medical coverage at active employee rates for 12 months after the termination date or, if earlier, until the executive becomes eligible for another medical benefits program. The Severance Pay Agreements include restrictive covenants requiring the executive to maintain the confidentiality of company information at any time (including after his employment ends), and, for one year following any termination of employment, comply with provisions regarding non-competition (18 months, in the case of Mr. Bray), customer and client noninterference and non-solicitation and employee non-solicitation. Additional information regarding the severance payments, including a quantification of benefits that would have been received by our named executive officers if termination of their employment occurred on December 31, 2018, is listed in the “Potential Payments Upon Termination or Change of Control” table below.

Retention Agreements

On February 12, 2018, in connection with the Merger, Nationstar entered into Retention Bonus Agreements (the “Retention Agreements”) with our named executive officers to induce these executives to remain with us through the Merger and for a period of time thereafter. The Retention Agreements each provide for the potential to receive cash bonus payments (the “Retention Amount”) in connection with a change in control transaction in amounts based on a percentage of the final transaction value. Upon determination of the transaction value, the total bonus pool equaled an aggregate of 0.5% of the transaction value and became payable to employees covered by the Retention Bonus Agreements as set forth below. Fifty percent of the Retention Amounts was paid in August 2018, and the additional 50% was paid in February 2019.

Executive Officer	% of Total Pool		Total Retention Amount ($)

Jay Bray	35		3,367,019

Amar Patel	20	(1)	1,924,011

Anthony Ebers	14		1,346,807

Michael Rawls	12		1,154,406

Anthony Villani	7		673,404

(1)

Mr. Patel’s Retention Agreement provided for an allocation of 14% of the bonus pool, and another executive’s Retention Agreement provided for an allocation of 6% of the bonus pool. Based on Mr. Patel’s performance, the CEO recommended to the Compensation Committee that the other executive’s portion of the bonus pool be reallocated to Mr. Patel, which the Compensation Committee approved and ratified.

Compensation Objectives and Philosophy Prior to Merger

The primary objectives of the executive compensation program established prior to the Merger with Nationstar were to retain executive officers capable of: (a) identifying and assessing potential acquisition opportunities, (b) ensuring our compliance with debt-related agreements, (c) operating our reinsurance subsidiary in runoff mode and (d) complying with the periodic disclosure and other obligations of a publicly traded company. To achieve the objectives of attracting and retaining suitable executive officers, the 2018 executive compensation philosophy was comprised of the following key principles:

●	establish executive compensation appropriate for the varying degrees of executive responsibility, accountability and impact on our business;

●

ensure compensation is reasonably competitive relative to similarly sized companies, taking into account that our only operating business is being operated in runoff mode and to identify and assess possible acquisitions; and

●	ensure a flexible compensation structure to facilitate acquisitions or restructuring.

Mr. Gallagher was our Chief Executive Officer until the Merger. He served an integral role in assessing potential acquisitions for us and a significant portion of his compensation was linked to our successful completion of the Merger. Mr. Jaeger provided services as Interim Chief Financial Officer pursuant to an engagement agreement with us with a rate of compensation of $22,000 per month.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2019 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Compensation Committee:

Robert Gidel, Chair

Roy Guthrie

Michael Malone

Tagar Olson

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Prior to the Merger, we had limited operations other than our reinsurance business that operated in runoff mode. Since our operations before the Merger were insignificant relative to Nationstar’s operations, the SEC granted our request to consider Nationstar as the predecessor company in the Merger for financial statement purposes. Additionally, all of our current named executive officers were executive officers of Nationstar, and we continued the Nationstar compensation program for the second half of 2018. As a result, this Historical Executive Compensation Information section provides an overview of the full-year compensation program for 2018 for the Nationstar executive officers who are our named executive officers along with our former Chief Executive Officer and former Interim Chief Financial Officer.

Summary Compensation Table

The following table sets forth the annual compensation for our named executive officers serving at the end of 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Jay Bray	2018	672,116	1,683,509	18,502,451	4,250,000	(3)	11,000	(4)	25,119,076
Chairman, President & Chief Executive Officer	2017	450,000	—	1,000,006	4,250,000		10,679		5,710,685
	2016	450,000	—	800,005	4,100,000		10,385		5,360,390

Amar R. Patel	2018	465,000	962,005	1,501,225	1,050,000	(3)	4,365		3,982,595
Executive Vice President & Former Chief Financial Officer	2017	288,462	—	500,007	1,050,000		4,201		1,842,670

Anthony L. Ebers	2018	570,000	673,404	8,501,226	1,500,000	(3)	9,583		11,254,213
Executive Vice President & Chief Operating Officer	2017	450,000	—	500,012	1,750,000		8,017		2,708,029
	2016	450,000	—	450,003	1,900,000		6,541		2,806,544

Michael R. Rawls	2018	400,000	577,203	1,500,002	1,050,000	(3)	8,729		3,535,934
Executive Vice President of Servicing	2017	400,000	—	500,002	1,050,000		8,325		1,958,337
	2016	383,654	—	500,003	1,100,000		8,402		1,992,059

Anthony W. Villani	2018	375,000	336,702	625,010	720,000	(3)	421,639	(4)	2,478,351
Executive Vice President & General Counsel	2017	375,000	—	375,018	840,000		11,075		1,601,093
	2016	375,000	—	375,008	900,000		10,834		1,660,842

William C. Gallagher(5)	2018	297,436	—	721,269	500,000		27,959	(4)	1,546,664
Former Chief Executive Officer	2017	500,000	—	—	—		—		500,000
	2016	500,000	—	—	—		—		500,000

Timothy F. Jaeger(5)	2018	264,000	—	—	250,000		—		514,000
Former Interim Chief Financial Officer	2017	264,000	—	—	—		—		264,000
	2016	264,000	—	—	—		—		264,000

(1)	These amounts represent retention bonus awards paid in connection with the Merger.

(2)

Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of equity awards granted to our named executive officers. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 in Note 14 to the Consolidated Financial Statements, “Share-Based Compensation and Equity.” Annual awards are based, in part, on individual performance in the previous year and retention equity awards were granted on December 1, 2018. Information with respect to vesting of these awards is disclosed in the Grants of Plan Based Awards table and the accompanying notes.

(3)	These amounts represent non-equity payments for annual bonus awards which were paid in the first quarter of 2019 but represent awards with respect to the Company’s and individual performance in 2018.

(4)

Represents for 2018 (a) a contribution to Mr. Bray’s 401(k) Plan account, (b) for Mr. Villani, a telephone allowance of $325, a contribution to his 401(k) Plan account of $10,966 and the Merger-related accelerated restricted stock unit vesting cash election of $410,348 and (c) for Mr. Gallagher a healthcare coverage cash payout.

(5)	Mr. Gallagher resigned from the Company effective July 31, 2018, and Mr. Jaeger resigned as the Company’s Interim Chief Financial Officer on July 31, 2018 and from the Company on December 31, 2018.

Grants of Plan Based Awards for 2018

The following table sets forth, for each of our named executive officers, the grants of awards under any plan during the year 2018, as described in further detail in the sections titled “Annual Incentives” and “Long-Term Incentive Awards.”

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)(4)
			Threshold ($)	Target ($)	Maximum ($)
Jay Bray
EMIP	—	—	—	4,100,000	—	—	—
Incentive Plan	3/1/2018	2/27/2018	—	—	—	61,879	1,002,440
	12/1/2018	11/19/2018	—	—	—	1,172,923	17,500,011

Amar R. Patel
EMIP	—	—	—	900,000	—	—	—
Incentive Plan	3/1/2018	2/27/2018	—	—	—	30,939	501,212
	12/1/2018	11/19/2018	—	—	—	67,025	1,000,013

Anthony L. Ebers
EMIP	—	—	—	2,000,000	—	—	—
Incentive Plan	3/1/2018	2/27/2018	—	—	—	30,939	501,212
	12/1/2018	11/19/2018	—	—	—	536,194	8,000,014

Michael R. Rawls
EMIP	—	—	—	900,000	—	—	—
Incentive Plan	3/1/2018	2/27/2018	—	—	—	30,939	501,212
	12/1/2018	11/19/2018	—	—	—	66,943	998,790

Anthony W. Villani
EMIP	—	—	—	675,000	—	—	—
Incentive Plan	3/1/2018	2/27/2018	—	—	—	23,205	375,921
	12/1/2018	11/19/2018	—	—	—	16,695	249,089
William C. Gallagher
Incentive Plan	7/31/2018	05/12/2015	—	—	—	42,328	721,269

Timothy F. Jaeger
Incentive Plan	—	—	—	—	—	—	—

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under the EMIP subject to the achievement of certain performance measures. The actual amount of the awards made to our named executive officers is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Represents awards of time-based restricted stock units to Messrs. Bray, Patel, Ebers, Rawls and Mr. Villani under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan which, with respect to awards granted on (a) March 1, 2018, vest 33.3%,

33.3% and 33.4% on the first, second and third anniversaries of the grant date and (b) December 1, 2018, vest (i) 20% on March 1 of 2020, 2021, 2022, 2023 and 2024 for each of Messrs. Bray, Ebers and Patel and (ii) 33.3% on March 1, 2020, 33.3% on March 1, 2021 and 33.4% on March 1, 2022 for each of Messrs. Rawls and Villani. Represents an award of restricted stock to Mr. Gallagher under the WMI Holdings Corp. 2012 Long-Term Incentive Plan which fully vested on the grant date.

(3)	Represents number of shares of stock on a post reverse stock split basis.

(4)

Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of awards of (a) restricted stock units granted to Messrs. Bray, Patel, Ebers, Rawls and Villani and (b) restricted stock granted to Mr. Gallagher pursuant to his employment agreement dated May 15, 2015. Each of the March 1, 2018, awards was valued at $16.16 per share and each of the December 1, 2018, awards was valued at $14.92 per share. The value of each award to Messrs. Bray, Patel, Ebers, Rawls and Villani was determined by the average of the high and low share price of the last trading date prior to the grant date. The value of the award to Mr. Gallagher was determined by the closing share price of the last trading date prior to the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of our named executive officers, their outstanding equity awards as of December 31, 2018, as described in greater detail in the in the section “Long-Term Incentive Awards.”

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value(1) of Shares or Units of Stock that Have Not Vested ($)

Jay Bray	61,879	(2)	722,128
	1,172,923	(3)	13,688,011

Amar R. Patel	30,939	(4)	361,058
	67,025	(5)	782,182

Anthony L. Ebers	30,939	(4)	361,058
	536,194	(6)	6,257,384

Michael R. Rawls	30,939	(4)	361,058
	66,943	(7)	781,225

Anthony W. Villani	23,205	(8)	270,802
	16,695	(9)	194,831

William C. Gallagher	—		—

Timothy F. Jaeger	—		—

(1)	Based on the closing market price of Mr. Cooper Group common stock on December 31, 2018, which was $11.67.

(2)	This award of restricted stock units is subject to vesting. 20,605 shares vested on March 1, 2019; 20,605 shares will vest on March 1, 2020 and 20,669 shares will vest on March 1, 2021.

(3)

This award of restricted stock units is subject to vesting. 234,584 units will vest on March 1, 2020; 234,585 units will vest on March 1, 2021; 234,584 units will vest on March 1, 2022; 234,585 units will vest on March 1, 2023 and 234,585 units will vest on March 1, 2024.

(4)	This award of restricted stock units is subject to vesting. 10,302 units vested on March 1, 2019; 10,303 units will vest on March 1, 2020 and 10,334 units will vest on March 1, 2021.

(5)

This award of restricted stock units is subject to vesting. 13,405 units will vest on March 1, 2020; 13,405 units will vest on March 1, 2021; 13,405 units will vest on March 1, 2022; 13,405 units will vest on March 1, 2023 and 13,405 units will vest on March 1, 2024.

(6)

This award of restricted stock units is subject to vesting. 107,238 units will vest on March 1, 2020; 107,239 units will vest on March 1, 2021; 107,239 units will vest on March 1, 2022; 107,239 units will vest on March 1, 2023 and 107,239 units will vest on March 1, 2024.

(7)	This award of restricted stock units is subject to vesting. 22,292 units will vest on March 1, 2020; 22,292 units will vest on March 1, 2021 and 22,292 units will vest on March 1, 2022.

(8)	This award of restricted stock units is subject to vesting. 7,727 units vested on March 1, 2019; 7,727 units will vest on March 1, 2020 and 7,751 units will vest on March 1, 2021.

(9)	This award of restricted stock units is subject to vesting. 5,559 shares will vest on March 1, 2020; 5,559 shares will vest on March 1, 2021 and 5,577 units will vest on March 1, 2022.

Stock Vested for 2018

The following table provides information on the vesting of shares of (a) Mr. Cooper Group common stock for Mr. Gallagher and (b) Nationstar common stock that was converted to Mr. Cooper Group common stock in connection with the Merger for our other named executive officers in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay Bray	490,310	2,001,609

Amar R. Patel	278,529	570,688

Anthony L. Ebers	456,283	1,414,470

Michael R. Rawls	268,621	1,098,722

Anthony W. Villani	25,922	401,196

William C. Gallagher	190,476	3,245,711

Timothy F. Jaeger	—	—

Potential Payments upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to our named executive officers assuming a termination of employment or change of control on December 31, 2018, given their compensation levels and, where applicable, Mr. Cooper Group’s closing stock price on that date. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our named executive officers, are entitled to receive a monthly long-term benefit of up to $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested equity awards. Neither Mr. Gallagher, who resigned from the Company effective July 31, 2018, nor Mr. Jaeger, who resigned as the Company’s Interim Chief Financial Officer on July 31, 2018, and from the Company on December 31, 2018, received any termination payments in connection with their resignations, except that Mr. Gallagher received a healthcare coverage cash payout of approximately $28,000.

Name	Death ($)		Disability ($)		Termination Without Cause ($)		After Change in Control ($)
Jay Bray

Salary	—		—		1,500,000	(1)	—

Annual Bonus	—		—		4,250,000	(2)	—

Deal Retention Bonus	—		—		1,683,509		—

Accelerated Vesting of Equity Awards	14,410,139	(3)	14,410,139	(3)	722,128	(4)	14,410,139	(3)

Medical Coverage	—		—		15,156	(6)	—

Life Insurance	500,000	(5)	—		—		—

Total	14,910,139		14,410,139		8,297,716		14,410,139

Amar R. Patel

Salary	—		—		600,000	(1)	—

Annual Bonus	—		—		1,050,000	(2)	—

Deal Retention Bonus	—		—		962,005

Accelerated Vesting of Equity Awards	1,143,240	(3)	1,143,240	(3)	361,058	(4)	1,143,240	(3)

Medical Coverage	—		—		14,244	(6)	—

Life Insurance	500,000	(5)	—		—		—

Total	1,643,240		1,143,240		3,051,922		1,143,240

Anthony L. Ebers

Salary	—		—		750,000	(1)	—

Annual Bonus	—		—		1,750,000	(2)	—

Deal Retention Bonus	—		—		673,404

Accelerated Vesting of Equity Awards	6,618,442	(3)	6,618,442	(3)	361,058	(4)	6,618,442	(3)

Medical Coverage	—		—		14,244	(6)	—

Life Insurance	500,000	(5)	—		—		—

Total	7,118,442		6,618,442		3,629,475		6,618,442

Name	Death ($)		Disability ($)		Termination Without Cause ($)		After Change in Control ($)
Michael R. Rawls

Salary	—		—		400,000	(1)	—

Annual Bonus	—		—		1,050,000	(2)	—

Deal Retention Bonus	—		—		577,203		—

Accelerated Vesting of Equity Awards	1,142,283	(3)	1,142,283	(3)	361,058	(4)	1,142,283	(3)

Medical Coverage	—		—		14,244	(6)	—

Life Insurance	500,000	(5)	—		—		—

Total	1,642,283		1,142,283		2,453,274		1,142,283

Anthony W. Villani

Salary	—		—		375,000	(1)	—

Annual Bonus	—		—		840,000	(2)	—

Deal Retention Bonus	—		—		336,702		—

Accelerated Vesting of Equity Awards	465,633(5)		465,633(3)		270,802	(4)	465,633	(3)

Medical Coverage	—		—		43,269	(6)	—

Life Insurance	500,000	(4)	—		—		—

Total	965,633		465,633		1,916,542		465,633

(1)

Represents an amount equal to his base salary as of December 31, 2018. Pursuant to the Severance Pay Agreements described above with each of Messrs. Patel, Ebers, Rawls and Villani, upon a termination without cause, the executive is entitled to 12 months of base salary, and Mr. Bray is entitled to 18 months.

(2)

Represents a bonus payment if termination had occurred during 2018. Pursuant to the Severance Pay Agreements described above with each of Messrs. Bray, Patel, Ebers, Rawls and Villani, upon a termination without cause, the executive is entitled to 100% of the annual bonus amount paid in the year prior to such termination.

(3)

Pursuant to the award agreements granting each of Messrs. Bray, Patel, Ebers, Rawls and Villani equity awards, in the event our named executive officer’s employment terminates as a result of his death or disability or in the event of a change in control, all unvested equity awards shall immediately vest. This is based on the closing market price of $11.67 on December 31, 2018.

(4)

Pursuant to the Merger agreement, upon a termination without cause within one year of the Merger, the equity awards granted on March 1, 2018, to each of Messrs. Bray, Patel, Ebers, Rawls and Villani immediately vest. This is based on the closing market price of $11.67 on December 31, 2018.

(5)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us.

(6)

Pursuant to the Severance Pay Agreements described above with respect to each of Messrs. Bray, Patel, Ebers, Rawls and Villani, upon a termination without cause, the executive is entitled to up to 12 months of continued coverage under our medical plan.

Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, we calculated the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chairman, President and Chief Executive Officer. Since there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, we used an employee whose compensation is substantially similar to the median employee that Nationstar identified last year since Nationstar’s median employee is no longer employed by us.

The pay ratio below is based on our Chairman, President and Chief Executive Officer’s 2018 total annual compensation for us and Nationstar which contains a retention bonus payment and a retention equity grant in connection with the Merger that are not representative of Mr. Bray’s annual and long-term incentive compensation, but instead were special one-time items that the Compensation Committee considered necessary to retain Mr. Bray after the Merger.

Median employee total annual compensation	$55,010

CEO total annual compensation	$25,119,077

Ratio of CEO to median employee compensation	457 to 1

Nationstar identified its median employee by examining the 2017 W-2 Box 3 social security reportable wages and foreign equivalent taxable income amounts for all individuals, excluding the Chairman, President and Chief Executive Officer, who were employed by Nationstar on December 31, 2017. Nationstar included all employees, whether employed on a full-time, part-time, or seasonal basis. Nationstar’s employee population as of December 31, 2017 consisted of approximately 7,600 individuals. Nationstar did not make any assumptions, adjustments, or estimates with respect to compensation, and it did not annualize the compensation for any full-time employees that were not employed by it for all of 2017. With respect to the annual total compensation of our Chairman, President and Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 2: ADVISORY VOTE ON SAY ON PAY

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning the interests of executive management with stockholders, attracting, retaining and motivating high-quality executive officers and creating long-term value. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which describes how the executive compensation program reflects our compensation philosophy and objectives and the decisions made by the Compensation Committee for 2018 in detail, as well as our new compensation plan for 2019.

We are asking stockholders to indicate their support for the named executive officer compensation described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY VOTES

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. You may specify whether you prefer the vote to occur every year, two years, three years, or may abstain from voting on this proposal. We previously have held say on pay advisory votes every year, and the Board recommends that future say on pay advisory votes occur every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of the say on pay advisory vote at least every six years.

The option that receives the highest number of votes cast by stockholders will be deemed to be the choice of the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although this advisory vote is non-binding, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD RECOMMENDS A VOTE FOR “1 YEAR” ON THIS PROPOSAL.

PROPOSAL 4: APPROVAL OF THE 2019 OMNIBUS INCENTIVE PLAN

We are asking stockholders to approve the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”). Our Board adopted the 2019 Plan on March 26, 2019, subject to the receipt of stockholder approval at the annual meeting. Below is a summary of the principal provisions of the 2019 Plan and its operation. A copy of the 2019 Plan is set forth in full in Annex A to this proxy statement. The following description of the 2019 Plan is not complete and is qualified in its entirety by reference to Annex A.

Stockholders previously approved the WMI Holdings Corp. 2012 Long-Term Incentive Plan and the Company acquired the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan when the Company became the parent company of Nationstar Mortgage Holdings Inc. If the stockholders approve the 2019 Plan, no additional awards may be granted under either the 2012 Long-Term Incentive Plan or the 2012 Incentive Compensation Plan. The proposed upsizing combined with the current shares already awarded will represent approximately 16% of the total shares outstanding. We estimate that this level is at approximately the 50th percentile of our peer group. Furthermore, the rate at which we intend to award shares (i.e., the burn rate) is also at approximately the 50th percentile of our peers. The 2019 Plan includes several features designed to protect stockholder interests and to reflect our compensation philosophy, including the following:

●	Limitation on the number of shares available for issuance as there is no “evergreen” plan provision.

●	Limitations on recycling of shares back into the pool available for issuance consistent with best practices.

●	Prohibition on “repricing” of options and SARs without further stockholder approval.

●	Limitations on vesting of awards prior to the first anniversary of the date of grant.

●	Limitations on automatic acceleration of the vesting of any awards upon a change in control of the Company.

●	Meaningful limits on the value of awards that may be made to non-employee directors in any year.

●	Prudent definition of change in control.

●	Application of clawback policy.

General

The 2019 Plan is intended to provide a means to attract and retain key personnel, provide compensation to our employees, directors, and other service providers tied to the performance of our common stock to align their financial interests with those of our stockholders and motivate them to work toward achievement of our long-term corporate and strategic goals that enhance stockholder value and reward them in line with our stockholders as the value of our common stock increases.

Administration

The 2019 Plan will be administered by the compensation committee of our Board or a subcommittee thereof that has delegated power, or if no such committee or subcommittee thereof exists, the Board, or the Board acting in lieu of such committee or subcommittee (as applicable, the “Committee”). The Committee has the authority to make all decisions and determinations with respect to the administration of the 2019 Plan, and is permitted, subject to applicable law or exchange rules and regulations, to delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2019 Plan.

Shares Subject to the 2019 Plan

The 2019 Plan provides that the total number of shares of common stock that may be issued under the 2019 Plan shall be 20,000,000 shares of the common stock, the Absolute Share Limit. No more than the number of shares of common stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of incentive stock options granted under the 2019 Plan. The maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during any fiscal year, shall not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair value). Any option or stock appreciation right granted under the 2019 Plan shall be counted against the Absolute Share Limit as one share and any restricted stock, restricted stock unit or other equity-based award shall be counted against the Absolute Share Limit as two shares for each share underlying such award. Generally, to the extent that an award expires or is canceled, forfeited, terminated, or otherwise is settled without a delivery to the participant of the full number of shares of common stock to which the award related, the unissued shares will be returned to the Absolute Share Limit and will again be available for grant under the 2019 Plan. Shares of common stock will be deemed to have been issued in settlement of awards if the fair market value equivalent of the shares is paid in cash (other than with respect to the settlement of a stock appreciation right or restricted stock unit that only provides for settlement in, and settles in, cash). Shares tendered or withheld on the exercise of awards for the payment of the exercise or purchase price or withholding taxes, shares not issued upon the settlement of a stock appreciation right that settles (or could settle) in shares of common stock and shares purchased on the open market with cash proceeds from the exercise of options will not be recycled or replenish the Stock Plan Share Limit and will not be available for awards under the 2019 Plan. No award may be granted under the 2019 Plan after the tenth anniversary of the effective date, but awards granted prior to that date may extend beyond that date.

Persons Eligible to Participate

Directors, officers, employees, consultants and advisors of us and our subsidiaries are eligible to participate in the 2019 Plan. As of March 18, 2019, approximately 460 employees (including our executive officers) of us and our subsidiaries, would be eligible to participate in the programs approved under the 2019 Plan. In addition, a small number of consultants and advisors that we may engage from time to time, along with the members of our Board, are eligible to participate in the 2019 Plan.

Types of Awards

Options: The Committee may grant non-qualified stock options and incentive stock options under the 2019 Plan with terms and conditions determined by the Committee that are consistent with the 2019 Plan; provided that, except as set forth below in connection with stock options that are not assumed or substituted in connection with a change in control, stock options are generally subject to the minimum vesting condition of one year; provided further that all stock options granted under the 2019 Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date an option is granted (other than in the case of options granted in substitution of previously granted awards). The maximum term for stock options granted under the 2019 Plan will generally be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by applicable law.

Stock Appreciation Rights: The Committee may grant stock appreciation rights, with terms and conditions determined by the Committee that are consistent with the 2019 Plan; provided that, except as set forth below in connection with stock appreciation rights that are not assumed or substituted in connection with a change in control, stock appreciation rights are generally subject to the minimum vesting condition of one year. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (a) the excess of (i) the fair market value on the exercise date of one share of common stock, over (ii) the strike price per share, times (b) the number of shares of common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Stock and Restricted Stock Units: The Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon the expiration of the applicable restricted period, one share of common stock for each restricted stock unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof); provided that, except as set forth below in connection with restricted shares of our common stock or restricted stock units that are not assumed or substituted in connection with a change in control, restricted shares of our common stock or restricted stock units are generally subject to the minimum vesting condition of one year. As to restricted shares of our common stock, subject to the other provisions of the 2019 Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock. To the extent provided in the applicable award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalent payments (upon the payment by us of dividends on shares of common stock) either in cash or, at the sole discretion of the Committee, in shares of common stock having a value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which will be payable at the same time as the underlying restricted stock units are settled following the release of restrictions on such restricted stock units.

Other Equity-Based Awards: The Committee may issue unrestricted common stock, rights to receive grants of awards at a future date, and other awards denominated in or based upon shares of common stock (including, without limitation, performance shares or performance units), under the 2019 Plan.

Cash-Based Incentive Awards: The Committee may grant cash-based incentive awards under the 2019 Plan.

Effect of Certain Events on 2019 Plan and Awards

In the event of certain events that affect our capitalization or our common stock, including extraordinary dividends, recapitalizations, stock splits, reverse stock splits, corporate transactions, and other unusual or nonrecurring events affecting us, the 2019 Plan requires the Committee to make any adjustments in such manner as it may deem equitable, which may include, among other things, adjusting applicable share limits and the number of our shares of common stock or other securities that may be delivered in respect of awards or with respect to which awards may be granted and the terms of any outstanding award. In connection with a change in control, and, except as provided in an award agreement, outstanding awards will be (a) substituted or assumed or, if not substituted or assumed, full acceleration of vesting, exercisability, and lapse of restrictions, in each case, based on actual performance through the date of such change in control (unless the Committee determines that actual performance cannot be determined, then based on target performance) and/or (b) cancelled and caused to be paid to the holders of vested awards (including any awards that would vest on the occurrence of such event, including as a result of accelerated vesting on the occurrence of such event) the value of such awards, if any, as determined by the Committee (which, if applicable, may be based upon the price per share of common stock received or to be received by the stockholders of the Company in such event), including, without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise or strike price thereof. If an award is substituted or assumed and, prior to the first anniversary of the date of such change in control, a participant’s employment is terminated by the Company or any of its affiliates without cause or by the participant for good reason (to the extent applicable) or due to death or disability then the vesting of outstanding awards held by such participant under the 2019 Plan shall accelerate.

Nontransferability of Awards

An award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. Any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate (unless required by a domestic relations order or applicable law). However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transferred to a participant’s family members, any trust established solely for the benefit of participant or such participant’s family members, any partnership or limited liability company of which participant, or participant and participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the 2019 Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (a) such stockholder approval is necessary to comply with any regulatory requirement applicable to the 2019 Plan, (b) it would materially increase the number of securities that may be issued under the 2019 Plan (except for adjustments in connection with certain corporate events), or (c) it would materially modify the requirements for participation in the 2019 Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual’s consent. The Committee may also, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, (a) subject to, other than with respect to an adjustment event, the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of such participant with respect to such award and (b) provided that such alternation or amendment does not alter the minimum vesting condition; provided, further, that without stockholder approval, except as otherwise permitted in the 2019 Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right, (ii) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price or strike price, as the case may be or other award or cash payment that is greater than the intrinsic value of the cancelled option or stock appreciation right, and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Clawback/Repayment

All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and (b) applicable law. Further, to the extent the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the participant shall be required to repay any such excess amount to us.

Detrimental Activity

In the event a participant engages in “detrimental activity” as defined in the 2019 Plan, the Committee may in its sole discretion cancel any of the participant’s outstanding awards or provide for forfeiture and repayment to us on any gain realized on the vesting or exercise of awards held by the participant.

Right of Offset

The Company may offset amounts due by a participant (as well as any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement) against its obligation to deliver shares of common stock (or other property or cash) under the 2019 Plan, subject to compliance with Section 409A of the Code, so as not to subject the participant to adverse tax consequences.

U.S. Federal Income Tax Consequences

The tax consequences of awards granted under the 2019 Plan are complex and may depend on the surrounding facts and circumstances. The following provides a brief summary of certain significant federal income tax consequences of the 2019 Plan to a participant who is a citizen or resident of the United States under existing U.S. law as of the date hereof. This summary is not a complete statement of applicable law and is based upon the Code, the regulations promulgated thereunder, as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, or foreign tax consequences and does not discuss the loss of deduction provisions of Section 280G of the Code, the excise tax provisions of Section 4999 of the Code, or the consequences of a failure to comply with Section 409A of the Code, each of which may be applicable in the circumstances described below. This section also does not discuss the effect of gift, estate, or inheritance taxes, nor any state, local, employment or foreign taxes which may be applicable.

Non-Qualified Options: A participant generally will not have taxable income on the grant of a non-qualified option. A participant will have taxable income upon the exercise of a non-qualified option equal to the excess of the fair market value of our common stock over the option price multiplied by the number of shares subject to exercise (referred to as the “option spread”), and we will generally be entitled to deduct that amount for federal income tax purposes. This taxable income will be taxed to a participant as ordinary compensation income.

Taxable income a participant recognizes from a participant’s award is subject to federal and applicable state and local income tax withholding. Federal Insurance Contributions Act, or FICA, taxes comprised of Social Security and Medicare taxes must also be withheld on the taxable income recognized at exercise.

A participant may incur a tax liability on the subsequent disposal of shares acquired from a participant’s option if these shares are sold at a gain. A participant will be responsible for paying any tax due and ensuring that any sale by a participant of the shares is reported to the tax authorities as required by applicable law. When a participant sells or otherwise disposes of shares, an amount equal to the difference between the sale or other disposition price of these shares and the cost basis of these shares will be treated as a capital gain or loss. The cost basis is equal to the amount previously taxed to a participant as compensation income plus the option price.

If the shares that a participant sells at a gain have been held for less than one year, a short-term capital gain will be recognized, which gain is subject to tax at ordinary income tax rates. For shares that a participant sells at a gain that have been held one year or longer, a long-term capital gain will be recognized, which is currently subject to tax at reduced rates. If a participant sells the shares at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on a participant’s individual federal income tax return.

Incentive Stock Options: A participant will not have any taxable income upon the grant of an incentive stock option. In addition, when a participant exercises an incentive stock option, a participant generally will not recognize any taxable income on the option spread (there may, however, be alternative minimum tax consequences upon exercise as explained below). Instead, a participant will be subject to income taxation only when a participant disposes of the shares a participant acquired upon the exercise of an incentive stock option. If a participant disposes of the shares of common stock that a participant acquired upon exercise of an incentive stock option more than two years after the date of grant and more than one year after exercise, a participant will realize a long-term capital gain (or loss) based on the difference between the sale price of the incentive stock option shares and the exercise price of the incentive stock option, and we will not be entitled to deduct that amount for federal income tax purposes. Otherwise, if a participant disposes of the incentive stock option shares before the expiration of two years from the date of the incentive stock option grant or one year from the date of incentive stock option exercise (also called a disqualified disposition), a participant will realize ordinary compensation income in the year a participant disposed of the incentive stock option shares in an amount equal to the excess (if any) of (a) the lesser of (i) the fair market value of such shares on the date of exercise and (ii) the amount realized on the sale over (b) the option price, and we will be entitled to deduct that amount for federal income tax purposes. Any further gain (or loss) that a participant realize upon the disqualified disposition of the common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long a participant held the shares, and such gains will not result in any further tax deduction for us.

Although a participant’s exercise of an incentive stock option does not result in the recognition of regular taxable income, the option spread on an incentive stock option exercise is a preference item that is includible in the calculation of a participant’s federal alternative minimum taxable income. Therefore, the exercise of an incentive stock option may cause an increase in a participant’s federal income tax liability if the preference income from an incentive stock option exercise causes a participant’s alternative minimum tax to exceed (or further exceed) a participant’s regular federal income tax in the year of the exercise.

Stock Appreciation Rights: A participant generally will not be subject to tax in connection with the grant of a stock appreciation right. When a participant exercises a stock appreciation right, a participant will generally be required to include as ordinary income in the year of exercise an amount equal to the cash received and the fair market value of any unrestricted common stock received on the exercise. We will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount included in such a participant’s income by reason of the exercise. If a participant receives common stock upon the exercise of a stock appreciation right, the post-exercise appreciation (or depreciation) will be treated in the same manner as discussed above with respect to non-qualified options.

Restricted Stock and Restricted Stock Units: A participant will generally not be subject to tax when a participant receives a restricted stock or restricted stock unit award unless, in the case of restricted stock, a participant makes an election pursuant to Section 83(b) of the Code. Generally, a participant will recognize taxable income on the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date) or when a restricted stock unit is settled in shares of common stock, as applicable, and we will generally be entitled to a deduction for federal income tax purposes in the same amount. The taxable income from a participant’s award will be equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any. This income is taxed in the same manner and at the same rates as other compensation income. If a participant does make an election under Section 83(b) of the Code, a participant will have taxable income at the time of grant equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any.

Taxable income that a participant recognizes from a participant’s award on the vesting date or date of settlement, as applicable, is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes, which consist of Social Security and Medicare taxes, must be withheld on the value of any shares that vest for tax purposes.

A participant may incur a tax liability when a participant subsequently disposes of shares acquired from a participant’s award if those shares are sold at a gain. A participant will be responsible for paying any tax due from that sale and ensuring that any sale by a participant of our common stock is reported to the appropriate tax authorities as required by applicable law. When a participant sells or otherwise disposes of any shares of stock, an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income plus any amounts paid for the shares. The holding period of such shares begins on the date such shares are vested (or, where an election is made under Section 83(b), on the date they were issued). If the shares a participant sells at a gain are held for less than one year, a short-term capital gain will result and a participant will be subject to tax at ordinary income tax rates. For shares a participant sells at a gain that are held one year or longer, a long-term capital gain will result. If the shares a participant sells are sold at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on a participant’s individual federal income tax return.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE 2019 PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE,

LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.

New Plan Benefits

As of the date of this proxy statement, no awards (including stock options) have been granted under the 2019 Plan. Awards (including stock options) under the 2019 Plan may be made at the discretion of the Committee, and any awards (including stock options) that may be made and any benefits and amounts that may be received or allocated under the 2019 Plan in the future are not determinable at this time. As such, we have omitted the New Plan Benefits table and the number of stock options that may be received under the 2019 Plan in the future. The closing price of Mr. Cooper Group Inc. common stock as reported on NASDAQ was $12.35 on March 18, 2019.

Registration with the SEC

We will file a Registration Statement on Form S-8 with the SEC with respect to the shares of our common stock to be offered and sold pursuant to the 2019 Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares.

Recommendation

The Board believes strongly that approval of the adoption of the 2019 Plan is essential to the our success. Our officers and service providers are some of our most valuable assets and equity-based awards such as those provided under the 2019 Plan are vital to our ability to attract and motivate outstanding performance and leadership. For the reasons stated above our stockholders are being asked to approve the adoption of the 2019 Plan.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2019 OMNIBUS INCENTIVE PLAN.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018, with respect to shares of common stock that may be issued under our Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans approved by stockholders(2)(3)	—	—	2,888,428
Equity Compensation Plans not approved by stockholders	—	—	—

Total	—	—	2,888,428

(1)

Includes securities remaining available for future issuance under the (a) Nationstar Mortgage Holdings Inc. Second Amended and Restated Incentive Compensation Plan of 2,557,471 shares and (b) WMI Holdings Corp. 2012 Long-Term Incentive Plan of 330,958 shares.

(2)	Upon approval of the 2019 Omnibus Incentive Plan, no further shares will be granted as awards under these plans.

(3)

For additional information, please see Note 14 to the Consolidated Financial Statements, “Share-Based Compensation and Equity” in our Annual Report on Form 10-K for the year ended December 31, 2018 beginning on page 132.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

●

has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

●

has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards adopted by the Public Company Accounting Oversight Board;

●

has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

●	participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee:
Roy Guthrie, Chair
Robert Gidel
Michael Malone Steven Scheiwe

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On August 15, 2018, we engaged Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm and dismissed BPM LLP (“BPM”) on the same date. E&Y was the independent registered public accounting firm for Nationstar prior to the Merger. The decision to engage E&Y and to dismiss BPM was approved by the Audit & Risk Committee. The audit reports of BPM on our consolidated financial statements for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during our two most recent fiscal years ended December 31, 2017 and the subsequent interim period through August 16, 2018, there were no disagreements between us and BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure (within the meaning of Item 304(a)(1)(iv) of Regulation S-K), which, if not resolved to the satisfaction of BPM, would have caused BPM to make reference to the subject matter of the disagreement in connection with its report, and there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K). We received a letter from BPM addressed to the SEC stating that it concurred with the statements made by us with respect to BPM in our Current Report on Form 8-K filed with the SEC on August 15, 2018 (the “Form 8-K”). A copy of BPM’s response letter addressed to the SEC relating to the statements made by us was filed as an exhibit to the Form 8-K.

During our two most recent fiscal years and through the interim period through August 16, 2018, neither we nor anyone on our behalf, consulted E&Y regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by E&Y to us that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Audit & Risk Committee has appointed E&Y as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019. The Board is asking stockholders to ratify this appointment. Although SEC regulations and NASDAQ listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of E&Y is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

We anticipate that a representative of E&Y will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by BPM for each of the last two fiscal years:

	2018	2017
Audit Fees(1)	$422,000	$429,000
Audit-Related Fees(2)	224,800	1,950
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$646,880	$430,950

(1)

These amounts consist of professional fees primarily related to the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, and the reviews of the consolidated financial statements in our quarterly reports on Form 10-Q.

(2)

These amounts consist of professional fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, review of registration statements, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

The following table presents fees for professional services rendered by E&Y to Mr. Cooper Group in 2018:

2018
Audit Fees(1)	$5,337,250
Audit-Related Fees(2)	625,000
Tax Fees(3)	51,704
All Other Fees(4)	2,062

Total Fees	$6,016,016

(1)

These amounts consist of professional fees primarily related to the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, and the reviews of the consolidated financial statements in our quarterly reports on Form 10-Q.

(2)

These amounts consist of professional fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not described under Audit Fees. Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters, Regulation AB and other servicer compliance-related matters and audits of an employee benefit plan.

(3)	This amount consists of professional fees for the performance of tax consulting services related to executive compensation arrangements and due diligence procedures regarding deferred tax assets.

(4)	This amount relates to the subscription to Ernst & Young LLP’s web-based accounting and auditing research library.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2018 by each of our respective independent registered public accounting firms.

PROPOSAL 6: RATIFICATION OF AN AMENDMENT TO OUR BYLAWS TO DESIGNATE DELAWARE AS THE EXCLUSIVE FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

We are seeking ratification of the provision of our Bylaws designating Delaware as the exclusive forum for certain stockholder litigation. On November 5, 2018, the Board adopted an amendment to our Bylaws to designate the Delaware Court of Chancery, or if this court lacks jurisdiction another state or federal court located within the State of Delaware, the sole and exclusive forum for specified legal actions unless otherwise consented to by us. This designation applies to (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of Delaware General Corporation Law, our Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine. The full text of the exclusive forum provision is set forth in Section 9.14 of Article IX of the Bylaws and is attached as Annex A to this Proxy Statement. Although the exclusive forum amendment took effect immediately, the Board determined that it would be submitted to stockholders for ratification at the 2019 Annual Meeting.

The exclusive forum provision is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The provision only regulates the forum where our stockholders may file claims relating to the specified corporate disputes. The provision does not restrict the ability of our stockholders to bring such claims or the remedies available if these claims are ultimately successful.

Although the Board believes the designation of Delaware courts as the exclusive forum for the specified corporate disputes serves the best interests of the Company and our stockholders as a whole, the Board also believes that we should retain the ability to consent to an alternative forum on a case-by-case basis. Accordingly, the exclusive forum provision permits us to consent to the selection of an alternative forum.

The Board believes our stockholders will benefit from having the specified corporate disputes litigated in Delaware. Although some plaintiffs might prefer to litigate such matters in a forum outside of Delaware because they perceive another court as more convenient or more favorable to their claims (among other reasons), the Board believes that the substantial benefits to us and our stockholders as a whole from designating Delaware courts as the exclusive forum for the specified corporate disputes outweigh these concerns. Delaware courts are widely regarded as the leading courts for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The courts’ considerable expertise has led to the development of a substantial and influential body of case law interpreting Delaware’s corporate law. This provides us and our stockholders with more predictability regarding the outcome of corporate disputes. In addition, the Delaware courts have developed streamlined procedures and processes that help provide relatively quick decisions for litigating parties. This accelerated schedule can limit the time, cost, and uncertainty of litigation for all parties.

The Board believes selecting the Delaware courts as the exclusive forum for the specified corporate disputes reduces the risks that we could be forced to waste resources defending against duplicative suits and that the outcome of cases in multiple jurisdictions could be inconsistent, even though each forum purports to follow Delaware law.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE AMENDMENT TO OUR BYLAWS.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Relationship with KKR

Investment Agreement

On January 30, 2014, we entered into an Investment Agreement with KKR Fund Holdings L.P. (“KKR Fund”). Pursuant to the investment agreement, we sold to KKR Fund 1,000,000 shares of Series A Convertible Preferred Stock having the terms, rights, obligations and preferences contained in our certificate of incorporation for a purchase price equal to $11,072,192. On February 12, 2018, in connection with the transactions contemplated by the Merger, we amended our agreement with KKR Fund, and immediately thereafter KKR Fund contributed the Series A Convertible Preferred Stock to KKR Wand Holdings Corporation (“Wand Holdings”), our largest stockholder and a KKR affiliate.

The Series A Convertible Preferred Stock has rights substantially similar to those associated with our common stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Convertible Preferred Stock has a liquidation preference equal to the greater of (a) $10.00 per 1,000,000 shares of Series A Convertible Preferred Stock plus declared but unpaid dividends on any such shares and (b) the amount that the holder of the Series A Convertible Preferred Stock would be entitled to if such holder participated with the holders of shares of our common stock then outstanding, pro rata as a single class based on the number of outstanding shares of our common stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all of our remaining assets and funds available for distribution to our stockholders. The Series A Convertible Preferred Stock is convertible at a conversion price of $13.20 per share (subject to anti-dilution adjustment) into shares of our common stock either at the option of the holder or automatically upon transfer by Wand Holdings to a non-affiliated party. Further, Wand Holdings, as the holder of the Series A Convertible Preferred Stock, has received other rights pursuant to the investor rights agreement described below.

Investor Rights Agreement

On January 30, 2014, we entered into the investor rights agreement with KKR Fund. On February 12, 2018, KKR Fund assigned its rights under the investor rights agreement to Wand Holdings. Wand Holdings’ rights as a holder of the Series A Convertible Preferred Stock, and the rights of any subsequent holder that is an affiliate of Wand Holdings, are governed by the investor rights agreement. Pursuant to the investor rights agreement, for so long as Wand Holdings owns, in the aggregate, at least 50% of the Series A Convertible Preferred Stock issued as of January 30, 2014 (or the underlying common stock), Wand Holdings has the right to appoint two of the eight directors that currently comprise our board. Currently, Messrs. Harrington and Olson are the Wand Holding designees to our Board.

In the event that any stockholder or group of stockholders other than Wand Holdings calls a stockholder meeting or seeks to nominate nominees to our board of directors, then Wand Holdings shall not be restricted from calling a stockholder meeting in order to nominate directors as an alternative to the nominees nominated by such stockholder or group, provided that Wand Holdings shall not nominate or propose a number of directors to our board of directors that is greater than the number of directors nominated or proposed by such stockholder or group.

The investor rights agreement also provides Wand Holdings with registration rights, including three long form demand registration rights, unlimited short form demand registration rights and customary piggyback registration rights with respect to common stock (and common stock underlying the Series A Convertible Preferred Stock), subject to certain minimum thresholds, customary blackout periods and lockups of 180 days. We filed a resale registration statement on Form S-3, as amended that was declared effective on November 25, 2015, which, among other things, registered for resale the common stock underlying the Series A Convertible Preferred Stock.

The investor rights agreement also provides that to the extent that we undertake any capital markets issuances, we will engage KKR Capital Markets LLC (“KCM”) to assist us in such issuances on customary commercial terms reasonably acceptable to us. In 2018, we paid a transaction fee of approximately $25 million to KCM for acting as a non-exclusive financial advisor with respect to the Merger, an arrangement fee of approximately $7 million for acting as a placement agent with respect to a bridge financing facility in connection with the Merger that was not executed and a deferred fee of approximately $8 million in connection with the conversion of the Series B Preferred Stock.

For as long as Wand Holdings beneficially owns any shares of our common stock or Series A Convertible Preferred Stock, we have agreed to provide customary Rule 144A information rights, to provide Wand Holdings with regular audited and unaudited financial statements and to allow Wand Holdings or its representatives to inspect our books and records.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors, and any person who is the beneficial owner or more than 5% of Mr. Cooper Group voting securities (each, a “related party”). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000 and the related party has a direct or indirect material interest. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (a) on substantially the same terms for comparable services provided to non-affiliates or (b) pursuant to company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 18, 2019, the beneficial ownership of shares of Mr. Cooper Group common stock by: (a) each director; (b) our named executive officers for 2018; (c) all of our directors and executive officers as a group and (d) each stockholder known to us to beneficially own more than 5% of Mr. Cooper Group common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Mr. Cooper Group common stock or the individual has the right to acquire the shares within 60 days of March 18, 2019.

Name	Shares beneficially owned(1)	% of shares outstanding
Named Executive Officers and Directors
Jay Bray	418,252	*
Busy Burr	—	*
Robert Gidel(2)	50,941	*
Roy Guthrie(3)	52,538	*
Christopher Harrington	—	*
Michael Malone(3)	80,829	*
Tagar Olson	—	*
Steven Scheiwe(4)	44,833	*
Anthony Ebers	93,504	*
Amar Patel	439,412	*
Michael Rawls	54,101	*
Anthony Villani	48,888	*
William Gallagher	25,000	*
Timothy Jaeger	—	*
All directors and executive officers as a group(5) (13 persons)	843,886	*

5% Stockholders	Stock Class	Shares beneficially owned	% of Class Owned
Diamond Hill Capital Management, Inc. 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	Common	7,380,690(6)	8.11

Greywolf Capital Management LP 4 Manhattanville Road, Suite 201 Purchase, NY 10577	Common	5,403,674(7)	5.94

KKR Fund Holdings L.P. c/o Kohlberg Kravis & Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019	Series A Convertible Preferred	1,000,000(8)	100.00
	Common	15,612,046(8)	16.99

*	Indicates less than one percent.
(1)

Includes with respect to each of the following named executive officers, directors, and all executive officers and directors as a group, the following (a) shares of unvested restricted stock for which the indicated beneficial owners have voting but no investment power and (b) restricted stock units which vest within 60 days of March 18, 2019:

Name	Restricted Stock	Restricted Stock Units
Named Executive Officers & Directors
Jay Bray	—	—
Busy Burr	—	—
Robert Gidel	—	6,359
Roy Guthrie	—	6,359
Christopher Harrington	—	—
Michael Malone	—	6,359
Tagar Olson	—	—
Steven Scheiwe	12,030	—
Anthony Ebers	—	—
Amar Patel	—	—
Michael Rawls	—	—
Anthony Villani	—	—
William Gallagher	—	—
Timothy Jaeger	—	—
All directors and executive officers as a group(5) (13 persons)	12,030	19,077

(2)	Shares are held in the name of Liberty Partners, LLC.

(3)

Total includes 23,861 shares which no voting or investment power currently exists that have been deferred by each of Messrs. Guthrie and Malone, who could obtain such shares within 60 days of March 18, 2019 under certain circumstances.

(4)	Includes 32,803 shares held in the name of the Scheiwe Family Living Trust, under which Mr. Scheiwe is a trustee.

(5)	Includes Mr. Marshall and Ms. Mathoda and excludes Messrs. Gallagher and Mr. Jaeger, and Mr. Patel who ceased being an executive officer on March 11, 2019.

(6)

Based on a Schedule 13G filed with the SEC on February 12, 2019 by Diamond Hill Capital Management, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 7,115,762 shares and sole dispositive power with respect to 7,380,690 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 7,380,690 shares.

(7)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019 by Greywolf Capital Management LP (“GCMLP”), on behalf of itself and Greywolf Capital Partners II LP beneficial owner of 426,148 shares of the Company’s common stock (“GCP II”), Greywolf Event Driven Master Fund beneficial owner of 1,614,918 shares of the Company’s common stock (“GEDMF”), Greywolf Strategic Master Fund SPC, Ltd.-MSP1 beneficial owner of 1,590,696 shares of the Company’s common stock (“MSP1”), Greywolf Strategic Master Fund SPC, Ltd.-MSP6 beneficial owner of 800,762 shares of the Company’s common stock (“MSP6”), Greywolf Opportunities Fund II, LP beneficial owner of 971,150 shares of the Company’s common stock (“GOF II” and together with GCP II, GEDMF, MSP1 and MSP6, the “Greywolf Funds”), Greywolf Advisors LLC beneficial owner of 426,148 shares of the Company’s common stock (“GALLC”), GCMLP beneficial owner of 5,403,674 shares of the Company’s common stock, Greywolf GP LLC beneficial owner of 5,403,674 shares of the Company’s common stock (“GGP”) and Jonathan Savitz beneficial owner of 5,403,674 shares of the Company’s common stock.

According to the Schedule 13G/A, GALLC, as the general partner of GCP II, may be deemed to beneficially own shares held by GCP II. Each of (a) GCMLP as the investment manager of GCP II, GEDMF, MSP1 and MSP6, and the general partner of GOF II, (b) GGP, as the general partner of GCMLP and (c) Mr. Savitz, as the senior managing member of GALLC and the sole managing member of GGP, may be deemed to beneficially own, shares held by the Greywolf Funds. Each of GALLC, GCMLP, GGP and Mr. Savitz disclaims any beneficial ownership of such shares. Each of the Greywolf Funds, GALLC, GCMLP, GGP and Mr. Savitz has shared voting and dispositive power. The address for all of these persons or entities other than GEDMF, MSP1 and MSP6 is set forth above. The address for GEDMF is 190 Elgin Avenue, George Town, GRAND CAYMAN, KY1-9007, and the address for MSP1 and MSP6 is Ugland House, P.O. Box 309, South Church Street, George Town, GRAND CAYMAN, KY1-1104.

(8)

Based on a Schedule 13D/A filed with the SEC on August 2, 2018 by KKR Fund Holdings L.P. (“KKR Fund Holdings”), on behalf of itself and KKR Wand Holdings Corporation beneficial owner of 31,263,248 shares of the Company’s common stock (“KKR Wand Holdings), KKR Wand Investors Corporation beneficial owner of 156,081,323 shares of the Company’s common stock (“KKR Wand Investors”), KKR Wand Investors L.P. (“KKR Wand LP”), KKR Wand GP LLC (“KKR Wand GP”), KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”), KKR Group Holdings Corp. (“KKR Group Holdings”), KKR & Co. Inc.(“KKR & Co.”), KKR Management LLC (“KKR Management”), Henry R. Kravis (“Mr. Kravis”), George R. Roberts (“Mr. Roberts”), Tagar C. Olson (“Mr. Olson”) and Christopher J. Harrington (“Mr. Harrington”, and collectively with the other persons and entities listed in this paragraph, the “KKR Reporting Persons”).

According to the Schedule 13D/A, each of Mr. Olson and Mr. Harrington (as the sole directors and holders of voting stock of KKR Wand Holdings and KKR Wand Investors) may be deemed to be the beneficial owner of the securities owned directly by KKR Wand Holdings and KKR Wand Investors. Messrs. Olson and Harrington are executives of KKR and/or one or more of its affiliates. KKR Fund Holdings, an affiliate of KKR, owns 100% of the economic interest in KKR Wand Holdings and may be deemed to have shared beneficial ownership over the securities held by KKR Wand Holdings. KKR Wand LP owns 100% of the economic interest in KKR Wand Investors. KKR Wand GP is the general partner of KKR Wand LP and is a wholly owned subsidiary of KKR Fund Holdings. KKR Fund Holdings may be deemed to have shared beneficial ownership over the securities held by KKR Wand Holdings and KKR Wand Investors. Each of KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings), KKR & Co. (as the sole shareholder of KKR Group Holdings), KKR Management (as the controlling shareholder of KKR & Co.), and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management), may be deemed to have shared beneficial ownership of the securities beneficially owned directly by KKR Wand Holdings and KKR Wand Investors, and each disclaims beneficial ownership of the securities. Each of Messrs. Joseph Y. Bae, William J.

Janetschek, Scott C. Nuttall and David J. Sorkin is a director of KKR Fund Holdings GP and KKR Group Holdings, and each of Messrs. Bae, Janetschek, Kravis, Nuttall, Roberts and Sorkin is an executive officer of KKR Group Holdings and KKR & Co. The address of the principal business office of KKR Wand Holdings, KKR Wand Investors, KKR Wand LP, KKR Wand GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR & Co. Inc., KKR Management, Messrs. Bae, Harrington, Janetschek, Kravis, Nuttall, Olson and Sorkin is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

According to the Schedule 13D/A, the KKR Reporting Persons beneficially own an aggregate of 15,612,046 shares of the Company’s common stock (adjusted for the reverse stock split on October 10, 2018), which represent, in the aggregate, approximately, 16.99% of the outstanding shares of the Company’s common stock, and have shared voting power and shared dispositive power with respect to 15,612,046 shares of the Company’s common stock. The 15,612,046 shares of the Company’s common stock consist of 1,000,000 shares of the Company’s Series A preferred stock held directly by Wand Holdings convertible into 838,802 shares of the Company’s common stock, the foregoing being based on 91,042,450 shares of the Company’s common stock outstanding as of March 18, 2019 and assumes that all 838,802 shares underlying the Company’s Series A preferred stock have been converted or exercised, as applicable, and are outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. We assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely upon review of the copies of such forms furnished to us and written representations from our directors and executive officers we believe that all Section 16(a) filing requirements were met during 2018.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2019 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2019 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 13, 2019, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2019 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2019 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than December 13, 2019, but not later than January 12, 2020, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.13 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.mrcoopergroup.com or by writing to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2019 Annual Meeting of Stockholders. Additionally, it contains certain information that the SEC and NASDAQ require us to provide to our stockholders. This proxy statement is also the document used by our Board to solicit proxies to be used at the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2019 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 16, 2019 at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063 at 9:00 a.m., central time.

What will be voted on and how many votes are required to elect directors and adopt other proposals?

Proposal	Votes Required
Election of Directors	Majority of the votes present in person or by proxy entitled to vote

Say on Pay Vote	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Frequency of Say on Pay Vote	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Approval of the 2019 Omnibus Incentive Plan	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Ratification of Ernst & Young LLP as our independent auditors for 2019	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Ratification of a bylaw amendment to designate an exclusive forum for certain legal actions	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Mr. Cooper Group common stock and Series A Convertible Preferred Stock (collectively, the “Company Stock”) at the close of business on the record date of March 18, 2019, may attend and vote at the annual meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy:

By internet

●	Go to the website www.investorvote.com/coop and follow the instructions, 24 hours a day, seven days a week.

●	You will need the control number included on your proxy card to vote online.

By telephone

●	From a touch-tone telephone, dial 1-800-652-8683 and follow the recorded instructions, 24 hours a day, seven days a week.

●	You will need the 16-digit control number included on your proxy card in order to vote by telephone.

By mail

●	Mark your selections on the proxy card that accompanies this proxy statement.

●	Date and sign your name exactly as it appears on your proxy card.

●	Mail the proxy card in the enclosed postage-paid envelope provided to you.

To vote by proxy, you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 15, 2019;

●	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 15, 2019;

●	submitting a properly signed proxy card with a later date that is received no later than May 15, 2019; or

●	attending the annual meeting, revoking your proxy and voting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How many votes do I have?

You will have one vote for each share of Mr. Cooper Group common stock which you owned at the close of business on March 18, 2019, the record date for the annual meeting. Each share of Series A Convertible Preferred Stock outstanding as of the record date will be entitled to .838802424 votes.

How many shares of Company Stock are eligible to vote at the annual meeting?

At the close of business on March 18, 2019, the record date of the annual meeting, there was a total of 91,042,450 shares of Mr. Cooper Group common stock and 1,000,000 shares of our Series A Convertible Preferred Stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of at least a majority in voting power of the outstanding shares of the Company Stock, voting together as a single class, entitled to vote at the meeting is necessary to constitute a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account, the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NASDAQ rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Please instruct your broker so your vote can be counted.

If I abstain, what happens to my vote?

If you choose to abstain in voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain in voting on any other matter, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

How do I attend the annual meeting?

If you plan to attend the meeting in person, please RSVP via email to secretary@mrcooper.com with RSVP as the subject line no later than 5:00 p.m. central time on May 15, 2019. Admission to the annual meeting is limited to Mr. Cooper Group stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Mr. Cooper Group common stock at the close of business on March 18, 2019, the record date for the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We have retained Georgeson LLC to assist in the solicitation of proxies for the 2019 Annual Meeting for a fee of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I obtain more information about Mr. Cooper Group

We file annual, quarterly and current reports, proxy statements and other information with the SEC which is available on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Mr. Cooper Group Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Mr. Cooper Group Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

Annex A

MR. COOPER GROUP INC.

2019 OMNIBUS INCENTIVE PLAN

1.        Purpose. The purpose of the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2.        Definitions. The following definitions shall be applicable throughout the Plan.

(a)        “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b)        “Adjustment Event” has the meaning given to such term in Section 12(a) of the Plan.

(c)        “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(d)        “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Cash-Based Incentive Award granted under the Plan.

(e)        “Award Agreement” means the document or documents by which each Award (other than a Cash-Based Incentive Award) is evidenced, which may be in written or electronic form.

(f)        “Board” means the Board of Directors of the Company.

(g)        “Cash-Based Incentive Award” means an Award denominated in cash that is granted under Section 11 of the Plan.

(h)        “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any offer letter or employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such offer letter or employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s conviction of, guilty plea or plea of nolo contendere concerning or confession of any felony, (B) any act of misappropriation or fraud committed by the Participant in connection with the Company’s or any of its Subsidiaries’ or Affiliates’ businesses, (C) any material breach of any reasonable and lawful rule or directive of the Company or any of its Subsidiaries or Affiliates (including, without limitation, cooperation with any regulatory investigations, inquiries or third-party litigation) or any obligation the Participant has to the Company Group pursuant to an agreement or otherwise, (D) the gross or willful neglect of duties or gross misconduct by the Participant, or (E) the use of drugs or excessive use of alcohol to the extent that any of such uses in the Company’s good faith determination materially interferes with the performance of the Participant’s duties. Following the Participant’s termination of employment with the Company Group for any reason other than a termination for Cause, if the Company reasonably and in good faith determines that the Participant’s employment could have been terminated by the Company Group for Cause, or the Participant violates any post-termination obligations that he or she may have to the Company Group, the Participant’s employment shall be deemed to have been terminated by the Company Group for Cause for purposes of this Plan.

(i)        “Change in Control” means:

(i)        the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) any acquisition in which holders of shares of Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation;

(ii)        individuals who constitute the Board as of the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iii)        the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate.

(j)        “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(k)        “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board, or the Board to act in lieu of any such committee or subcommittee.

(l)        “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(m)        “Company” means Mr. Cooper Group Inc., a Delaware corporation, and any successor thereto.

(n)        “Company Group” means, collectively, the Company and its Subsidiaries.

(o)        “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(p)        “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(q)        “Detrimental Activity” means any of the following: (i) material unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.

(r)        “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment, consulting or service agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, consulting or service agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.

(s)        “Effective Date” means the date the Company’s stockholders approve the Plan.

(t)        “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(u)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(v)        “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(w)        “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on the day immediately prior to such date, or, if there are no such sales on the day immediately prior to such date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on the day immediately prior to such date, or, if there is no such sale on the day immediately prior to such date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(x)        “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(y)        “Immediate Family Members” has the meaning given to such term in Section 14(b) of the Plan.

(z)        “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(aa)        “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(bb)        “Minimum Vesting Condition” means, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first anniversary of the Date of Grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change in Control, (ii) as a result of a Participant’s death or Disability, termination of employment by the Company without Cause or resignation of employment for good reason, if applicable, or (iii) with respect to any Award granted to a Non-Employee Director; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Absolute Share Limit may be granted to any one or more Eligible Persons without regard to such Minimum Vesting Condition.

(cc)        “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(dd)         “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(ee)        “Option” means an Award granted under Section 7 of the Plan.

(ff)        “Option Period” has the meaning given to such term in Section 7(c) of the Plan.

(gg)        “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock, and/or (ii) measured by reference to the value of Common Stock.

(hh)        “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(ii)        “Performance Targets” means the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and shall be based on specific performance targets, which may be determined in accordance with GAAP or on a non-GAAP basis, and shall relate to one or more of the following performance criteria: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iv) revenue or net sales, (v) gross profit or operating gross profit, (vi) cash flow, (vii) productivity or efficiency ratios, (viii) share price or total shareholder return, (ix) earnings per share, (x) budget and expense management, (xi) customer and product measures, including market share, high value client growth, and customer growth, (xii) working capital turnover and targets, (xiii) margins, and (xiv) economic value added or other value added measurements, and (xv) any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for the Company or any business unit or division thereof. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Targets.

(jj)        “Permitted Transferee” has the meaning given to such term in Section 14(b) of the Plan.

(kk)        “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(ll)        “Plan” means this Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.

(mm)        “Prior Plans means the WMI Holdings Corp. 2012 Long-Term Incentive Plan and the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan, each as may be amended or restated.

(nn)        “Qualifying Director” means a Person who is with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(oo)        “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(pp)        “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(qq)        “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(rr)        “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.

(ss)        “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(tt)        “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(uu)        “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(vv)        “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

(ww)        “Subsidiary” means, with respect to any specified Person:

(i)          any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)          any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(xx)         “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(yy)        “Substitute Award” has the meaning given to such term in Section 5(f) of the Plan.

(zz)        “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3.        Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.        Administration.

(a)        The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or any securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)        Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)        Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing and subject to Section 4(a), the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors.

(d)        Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)        No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f)        Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.        Grant of Awards; Shares Subject to the Plan; Limitations.

(a)        The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Targets, subject to the Minimum Vesting Condition.

(b)        Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, no more than 20,000,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan, (ii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). As of the Effective Date, no additional awards will be granted under the Prior Plans.

(c)        Subject to adjustment under Section 12 of the Plan, (i) any Option or SAR granted under this Plan shall be counted against the Absolute Share Limit specified in Section 5(b) as one share for each share of Common Stock subject to such Option or SAR and (ii) any Restricted Stock, Restricted Stock Unit or Other Equity-Based Award made under this Plan shall be counted against the share reserve specified in Section 5(b) as two shares for each one share of Common Stock underlying such Award.

(d)        Subject to the last sentence of this Section 5(d), other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares will again be available for grant under the Plan; provided, that the share reserve will be credited with one share with respect to an unissued share that was subject to an Award counted as one share pursuant to Section 5(c) and the share reserve will be credited with two shares with respect to an unissued share that was subject to an Award counted as two shares pursuant to Section 5(c). Shares of Common Stock shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR or Restricted Stock Unit that only provides for settlement in cash and settles only in cash or in respect of any Cash-Based Incentive Award. In no event shall (i) shares tendered or withheld on the exercise of Options or with respect to any other Award for the payment of the exercise or purchase price or withholding taxes, (ii) shares not issued upon the settlement of a SAR that settles in shares of Common Stock (or could settle in shares of Common Stock), or (iii) shares purchased on the open market with cash proceeds from the exercise of Options, again become available for other Awards under the Plan.

(e)        Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase or a combination of the foregoing.

(f)        Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares of Common Stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

6.        Eligibility. Participation in the Plan shall be limited to Eligible Persons.

7.        Options.

(a)        General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)        Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c)        Vesting and Expiration.

(i)        Subject to the Minimum Vesting Condition, Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(ii)        Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group. The terms and conditions with respect to the treatment of Options in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.

(d)        Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.

(e)        Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.

(f)        Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.        Stock Appreciation Rights.

(a)        General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)        Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)        Vesting and Expiration.

(i)        A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. Subject to the Minimum Vesting Condition, a SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(ii)        SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition. The terms and conditions with respect to the treatment of SARs in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.

(d)        Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)        Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess, if any, of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9.        Restricted Stock and Restricted Stock Units.

(a)        General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)        Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 14(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c)        Vesting. Subject to the Minimum Vesting Condition, Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee. The terms and conditions with respect to the treatment of Restricted Stock or Restricted Stock Units in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.

(d)        Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)        Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii)        Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such

Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.

(e)        Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE MR. COOPER GROUP INC. 2019 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN MR. COOPER GROUP INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF MR. COOPER GROUP INC.

10.        Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement, including, without limitation, those set forth in Section 14(a) of the Plan.

11.        Cash-Based Incentive Awards. The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

12.        Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Cash-Based Incentive Awards):

(a)        General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b)        Change in Control. Without limiting the foregoing and except as otherwise provided in an Award Agreement, in connection with any Change in Control:

(i)        (x) Awards shall be substituted or assumed; provided, however that with respect to any performance-vested Awards, any applicable performance period will be deemed to end on the date of the Change in Control and the performance vesting component of any such performance-vested Awards shall be based on actual performance through the date of such Change in Control (or, if the Committee determines that actual performance with respect to such Award is not determinable as of the date of the Change in Control, all applicable performance goals shall be deemed to be achieved at target levels) or (y) to the extent that the acquiring or surviving entity (or Affiliate thereof) of such Change in Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards; provided, however that with respect to any performance-vested Awards, any such acceleration of vesting, exercisability, or lapse of restrictions shall be based on actual performance through the date of such Change in Control (or, if the Committee determines that actual performance with respect to such Award is not determinable as of the date of the Change in Control, all applicable performance goals shall be deemed to be achieved at target levels); and/or

(ii)        subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding vested Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).

(iii)        In the event Awards are substituted or assumed, if, prior to the first anniversary of the date of such Change in Control, any given Participant’s employment is terminated by the Company or any of its Affiliates (or successors in interest) without Cause, by the Participant for Good Reason (as such term is defined in the applicable Award Agreement or if no such definition is contained therein, in the Participant’s employment agreement with the Company Group, but if no such definition is contained therein, then the terms of this Section 12(b)(iii) shall not apply upon any voluntary termination by the Participant), or as a result of death or Disability, then, notwithstanding any other provision of the Plan to the contrary, with respect to a Participant’s then outstanding Award or Awards: (A) outstanding Options and SARs shall become immediately fully vested exercisable and (B) all other outstanding Awards shall become fully vested and all restrictions shall lapse, in each case, on the date of such termination of employment.

For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule (other than with respect to performance vesting, which shall be determined in accordance with Section 12(b)(i)) and termination provisions applicable to the original Award; provided that such substituted security is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the NASDAQ or with a similarly liquid exchange which has comparable standards to the domestic company listing standards of the NASDAQ. Awards need not be treated uniformly in a Change in Control.

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)        Other Requirements. Prior to any payment or adjustment contemplated under this Section 12, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d)        Fractional Shares. Any adjustment provided under this Section 12 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e)        Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 12 shall be conclusive and binding for all purposes.

13.        Amendments and Termination.

(a)        Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 12 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 13(b) of the Plan without stockholder approval.

(b)        Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that in no event shall any such amendment alter the Minimum Vesting Condition.

(c)        No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14.        General.

(a)        Award Agreements. Each Award (other than a Cash-Based Incentive Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b)        Nontransferability.

(i)        Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)        Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)        The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a

Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)        Dividends and Dividend Equivalents.

(i)        The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (A) Options or SARs or (B) unearned Awards subject to performance vesting conditions (other than or in addition to the passage of time) (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).

(ii)        Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

(iii)        To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d)        Tax Withholding.

(i)        A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii)        Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii)         The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, pursuant to an Award Agreement or otherwise, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability.

(e)        Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f)        No Claim to Awards; No Rights to Continued Employment or Service; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(g)        International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(h)        Deferred Settlement. The Committee may, in its sole discretion, permit a Participant to elect to defer the receipt of all or a percentage of the payment of cash or the delivery of shares of Common Stock that would otherwise be transferred to the Participant upon the vesting of such Award. If any such election is permitted, the Committee may establish rules and procedures for such payment deferrals.

(i)        Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(j)        Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(k)        No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(l)        Government and Other Regulations.

(i)        The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission and any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)        The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

(m)        No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(n)        Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(o)        Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(p)        No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(q)        Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(r)        Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(s)        Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(t)        Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(u)        Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(v)        Section 409A of the Code.

(i)        Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii)        Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)        Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(w)        Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(x)        Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i)        cancellation of any or all of such Participant’s outstanding Awards; or

(ii)        forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repayment of any such gain promptly to the Company.

(y)        Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(z)        Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Annex B

The following is an excerpt setting forth Article IX, Section 9.14 of the Amended and Restated Bylaws of the Company, which were amended and restated by resolution of the Board on November 5, 2018.

“9.14    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Delaware Court of Chancery shall be the sole and exclusive forum for, and shall have exclusive jurisdiction with respect to, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, the Charter or these Bylaws, (d) any action asserting a claim related to or involving the Corporation or any director, officer, stockholder, employee or agent of the Corporation that is governed by the internal affairs doctrine of the State of Delaware, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.14. If any action the subject matter of which is within the scope of this Section 9.14 is filed in a court other than the Delaware Court of Chancery (or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have notice of and consented to (i) the exclusive personal jurisdiction of the Delaware Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 9.14 and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 9.14 with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.”

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m. (Eastern Time), on May 15, 2019

Online
Go to www.investorvote.com/COOP or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/COOP

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 4, 5 and 6, and for 1 year on Proposal 3.

1.	Election of Directors:												+

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Jay Bray	☐	☐	☐	02 - Busy Burr	☐	☐	☐	03 - Robert Gidel	☐	☐	☐
	04 - Roy Guthrie	☐	☐	☐	05 - Christopher Harrington	☐	☐	☐	06 - Michael Malone	☐	☐	☐
	07 - Tagar Olson	☐	☐	☐	08 - Steven Scheiwe	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Advisory vote to approve named executive officer compensation	☐	☐	☐	3. Advisory vote on the frequency to hold an advisory vote on executive compensation	☐	☐	☐	☐

						For	Against	Abstain
4. Approve the 2019 Omnibus Incentive Plan	☐	☐	☐	5. Ratification of Ernst & Young LLP as Mr. Cooper Group’s independent registered public accounting firm for the year ending December 31, 2019		☐	☐	☐

6. Ratification of an amendment to our Bylaws to designate Delaware as the exclusive forum for the adjudication of certain disputes	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	1 U P X	+

031BZB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/COOP

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 16, 2019

Jay Bray and Elizabeth Giddens, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Mr. Cooper Group Inc. to be held on May 16, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 4, 5 and 6, and for 1 year on Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

⬛	+